Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EXPLANATORY NOTE

We are filing this definitive revised proxy statement, originally filed with the Securities and Exchange Commission on April 25, 2014, to correct certain information in the Summary Compensation Table and to correct the date for voting prior to the Annual Meeting. All data distributed to shareholders contained correct information.

6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

To Our Shareholders:

On behalf of the Board of Directors of Ciber, I am pleased to invite you to the 2014 Annual Meeting of Shareholders of Ciber, Inc. We will be holding the meeting as a "virtual meeting" over the Internet on June 4, 2014, at 9:00am Mountain Time. Instructions for attending the virtual meeting are included in the attached proxy statement.

Also included in the attached proxy statement are complete descriptions of the matters to be decided at our annual meeting. You will find that we are proposing the election of three members of our Board of Directors, advisory approval of the compensation of our named executive officers and ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Please give each of the proposals your careful consideration.

We value your participation in the governance of Ciber. You may participate by joining the annual meeting or by casting your votes by proxy. To make your voting experience as easy as possible, we have included a proxy card that you may complete and return to us. We have also provided instructions for voting electronically via the Internet or by telephone. The attached proxy statement includes detailed instructions for all of these voting options. If you have any questions about voting or attending the annual meeting, please contact our Corporate Secretary and let us know how we can help.

As always, we encourage every shareholder to communicate directly with Ciber's management and with the Board of Directors. We look forward to hearing from you.

Sincerely,

Paul A. Jacobs
 Chairman of the Board
Greenwood Village, Colorado
April 25, 2014

6363 South Fiddler's Green Circle, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, June 4, 2014
Time:	9:00am Mountain Time
Location:	The 2014 Annual Meeting of Shareholders of Ciber, Inc. will be held as a "virtual meeting" via the Internet by accessing this website: www.virtualshareholdermeeting.com/CBR

Follow the directions at that website to log into the meeting. Use the twelve-digit number printed on your proxy card to register on the site. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.
Items of Business:	We will present the following proposals for your consideration at the Annual Meeting:
	1.	Elect three Class II Directors;
	2.	Seek advisory (non-binding) approval of the compensation of our named executive officers; and
	3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Each of these proposals is described in detail in our proxy statement that accompanies this notice. In addition, we will transact any other business that may properly come before the Annual Meeting, or any adjournment or postponement of the Annual Meeting.
Record Date:
Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on April 21, 2014, are entitled to vote at the meeting, or any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for examination at Ciber's corporate offices through the date of the meeting.
Proxy Voting:
We encourage you to cast your vote in advance of the meeting. This will ensure the presence of a quorum at the meeting. You may vote your shares by submitting a proxy card or by telephone or Internet. If you submit your proxy in advance of the meeting, you may revoke your proxy at any time and you may still vote your shares at the Annual Meeting (see the proxy statement for more information).

Your vote is important to us, so please contact us if you have any questions about the meeting or the voting process.

By order of the Board of Directors,

M. Sean Radcliffe
 Senior Vice President, General Counsel, and Secretary
Greenwood Village, Colorado
April 25, 2014

      2014 Proxy Statement    1

      2014 Proxy Statement    2

Part 1—Information Concerning Solicitation and Voting

Information about the Annual Meeting

Date:	Wednesday, June 4, 2014
Time:	9:00am Mountain Time
Location:	The Ciber Annual Meeting will be a "virtual" meeting, which means that there is no physical location. Instead, the meeting is conducted with all participants logged into a website:
www.virtualshareholdermeeting.com/CBR

Shares Entitled to Vote

Shareholders of record of Ciber common stock (NYSE: CBR) at the close of business on the Record Date, April 21, 2014, are entitled to vote at the meeting, or any adjournment or postponement of the meeting. Each shareholder entitled to vote at the meeting will be entitled to one vote per share of common stock. A list of shareholders entitled to vote at the meeting will be available for examination at Ciber's corporate offices for ten days prior to and during the Annual Meeting. To request examination of the list, contact the Corporate Secretary and be prepared to reference the information on your proxy card to verify your status as a shareholder.

On the Record Date, there were 77,634,721 shares of common stock outstanding.

Attendance at the Virtual Annual Meeting

To attend the virtual Annual Meeting, log on to www.virtualshareholdermeeting.com/CBR at least 15 minutes prior to the start of the meeting. Register on the website as a shareholder by using the twelve-digit number printed on your proxy card. During the virtual meeting, you may electronically submit your vote or change or revoke a prior vote. Select the "Vote" button and complete the information from your proxy card to verify your eligibility to vote. Be sure to characterize whether the vote is your first vote or the withdrawal of a prior vote. Your vote must be cast before the polls are closed.

Solicitation of Proxies

We pay the cost of printing and mailing all proxy and voting materials and all solicitation expenses associated with this proxy statement. The Board of Directors of Ciber is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by Ciber's officers, directors, and employees, none of whom will receive any additional compensation for such activity. In addition, MacKenzie Partners, Inc. may solicit proxies on our behalf. We anticipate that the cost of MacKenzie's services will not exceed $15,000. These solicitations may be made personally or by telephone, mail, email, or the Internet. We will reimburse brokerage firms, banks, and other fiduciaries for the expense of forwarding solicitation materials to their principals.

Revocation of Proxies

At any time prior to final tabulation of the votes on June 4, 2014, you may change your vote or revoke your proxy by following one of the procedures set forth below:

•
Deliver a letter, signed and in writing, to our Corporate Secretary stating your desire to revoke your proxy. The letter must be dated later than the date stated on the proxy you wish to revoke and must be received before the Annual Meeting. Address the letter to: Ciber, Inc., Attention: Corporate Secretary, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.
•
Deliver a proxy bearing a date later than the proxy you wish to revoke to this address: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver

      2014 Proxy Statement    3

your new proxy, but the new proxy must be received by Broadridge before the deadline for mail, telephone, or Internet voting.

•
Attend the virtual Annual Meeting and submit your vote prior to the close of the polls. Attending the virtual Annual Meeting will not, absent specific instructions from you, revoke or alter your proxy.

Other Matters Related to Voting

Householding.    Under a procedure called "householding," we hope to reduce the environmental impact and cost of the proxy process by sending a single copy of this proxy statement and all related materials when multiple shareholders share an address. Any shareholder at such an address may ask to receive a separate copy of this proxy statement and all related materials. If you wish to receive a separate copy, contact us and we will promptly mail a complete set to you: Ciber, Inc., Attention: Corporate Secretary—Annual Meeting Document Request, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

If you are receiving multiple copies of our proxy statement or related materials at your address, you may request householding in the future. Registered shareholders may send that request to our transfer agent while beneficial shareholders will need to contact each broker or bank where you hold Ciber common stock.

Quorum.    Our bylaws provide that the holders of not less than a majority of the shares of common stock entitled to vote at the Annual Meeting must participate in order to constitute a quorum and conduct business at the Annual Meeting. We count on your participation by proxy or at the Annual Meeting to help us achieve a quorum. So we may verify that we have a quorum in advance of the Annual Meeting, please complete your proxy (by mail or electronically) and return it promptly.

Effect of Abstentions on Quorum.    The shares of a shareholder whose proxy card is marked to "abstain" with respect to any proposal will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

Brokers.    If your shares are held in the name of a bank or broker, voting by mail, telephone or Internet will depend on the processes of the bank or broker, and you should follow the voting instructions on the form you receive from your bank or broker. If you wish to vote the shares you own beneficially at our Annual Meeting, you must first request and obtain a "legal proxy" from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as "uninstructed shares." Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. See the full description of each proposal, below, for a complete description of how uninstructed shares impact the vote on a given proposal.

Online Availability of Information.    The proxy statement and 2013 Annual Report on Form 10-K are available at www.ciber.com under "Investor Relations."

      2014 Proxy Statement    4

Part 2—Proposals to Be Voted On

Proposal Summary

The following proposals will be voted on at the 2014 Annual Meeting of Shareholders:

		More Information About the Proposal	Board Recommendation
Proposal 1:	Elect three Class II Directors Michael Boustridge Stephen S. Kurtz Kurt J. Lauk	Page 6	✓For Each Nominee
Proposal 2:	Advisory vote to approve the compensation of our named executive officers	Page 6	✓For
Proposal 3:	Ratification of the appointment of independent registered public accounting firm	Page 7	✓For

The following chart summarizes the voting standards and handling of uninstructed shares applicable to each of the proposals to be voted on at the 2014 Annual Meeting of Shareholders:

		Voting Standard	Treatment of Uninstructed Shares held by Brokers or Custodians
Proposal 1:	Election of Directors	Plurality of Votes (Directors receiving the highest number of votes are elected)	Not entitled to vote and therefore no effect

Proposal 2:	Advisory vote to approve the compensation of our named executive officers	Majority Present and Entitled to Vote	Not entitled to vote and therefore no effect

Proposal 3:	Ratification of the appointment of independent registered public accounting firm	Majority Present and Entitled to Vote	May be voted at discretion of brokers and custodians and are counted in results

Voting Instructions

You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your proxy for submission deadlines and step-by-step instructions.

Voting Prior to the Annual Meeting

Mail	Telephone	Internet
Complete, date, and sign your proxy card. Mail it in the pre-paid envelope that we have provided. Be sure to account for delays in the processing of physical mail to ensure that your proxy card reaches us by no later than 5:00pm Mountain Time on June 3, 2014.	Call the toll-free telephone number provided with your proxy card. Follow the telephone instructions on the proxy card. You must be prepared to provide the twelve-digit number printed on your proxy card. Be sure to call prior to 9:59pm Mountain Time on June 3, 2014.	Access the website listed on the proxy card ( www.proxyvote.com) and follow the instructions to log on, including a step where you must provide the twelve-digit number printed on your proxy card. The deadline for electronic voting is 9:59pm Mountain Time on June 3, 2014.

      2014 Proxy Statement    5

Important notes about voting prior to the Annual Meeting:

•
Voting in advance of the meeting does not limit your right to attend or vote at the Annual Meeting
•
You may revoke your proxy or amend your vote at any time prior to the Annual Meeting

Voting During the Annual Meeting

You may vote electronically during the virtual Annual Meeting prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting, be sure you are logged on to www.virtualshareholdermeeting.com/CBR, follow the instructions, be ready to provide the twelve-digit number printed on your proxy card, and register your vote.

PROPOSAL 1
Election of Directors

We ask you to elect three individuals to serve as Class II Directors for the ensuing three-year term to expire in 2017, or until a successor is elected and qualified. The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated the following individuals for re-election as Class II Directors (see "Directors and Executive Officers—Class II Directors"):

Name	Age	Director Since
Michael Boustridge	50	2012
Stephen S. Kurtz	63	2007
Kurt J. Lauk	67	2010

If any of the individuals nominated as a Class II Director becomes unavailable or unwilling to serve as a director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why any of the individuals nominated as a Class II Director would be unable or unwilling to serve on the Board.

Directors are elected by a plurality of shares of common stock of the Company present in person or by proxy and entitled to vote at the Annual Meeting. Cumulative voting is not permitted. This means that the Directors receiving the highest number of votes will be elected. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results. Unless otherwise indicated on the proxy card, proxies will be voted FOR the election of all of the Director Nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES

 PROPOSAL 2
Advisory Vote to Approve the Compensation of our Named Executive Officers

We believe that it is beneficial to seek the vote of our shareholders on the design and effectiveness of our executive compensation program on an annual basis. Accordingly, we are asking for your non-binding advisory vote to approve the compensation of the Company's named executive officers as disclosed in this proxy statement (which disclosure includes the "Compensation Discussion and Analysis," the compensation tables, and the narrative disclosures that accompany the compensation tables below).

As an advisory vote, this proposal is not binding on the Company or the Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and considers the outcome of the prior shareholder votes in making compensation decisions. The Compensation Committee, as well as the Board of Directors, intends to continue taking into account the outcome of future shareholder votes in its deliberations on executive compensation matters.

      2014 Proxy Statement    6

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are not entitled to vote uninstructed shares on this proposal and such shares will not be counted in evaluating the results. Unless otherwise indicated on the proxy card, proxies will be voted FOR approval of the compensation of named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
ADVISORY APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

 PROPOSAL 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Services provided to Ciber, Inc. and its subsidiaries by E&Y in fiscal year 2013 are described below (see "Independent Registered Public Accounting Firm—Auditor Fees and Services").

E&Y audited our consolidated financial statements for the fiscal year ended December 31, 2013.

We are asking our shareholders to ratify the selection of E&Y as our independent registered public accounting firm. Although shareholder ratification is not required by our bylaws or otherwise, the Board believes that submitting the selection of E&Y to the shareholders for ratification is advisable as a matter of good corporate practice. If the shareholders fail to ratify the appointment of E&Y, the Audit Committee will consider whether or not to retain E&Y; however, the Audit Committee may select E&Y notwithstanding the failure of the shareholders to ratify this appointment. If the appointment of E&Y is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Ciber and its shareholders.

Representatives of E&Y will be present at the Annual Meeting to respond to appropriate questions and make any statements if they desire to do so.

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock of the Company present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Brokers and other custodians are entitled to vote uninstructed shares on this proposal and such votes will be counted in evaluating the results. Please contact your broker or other custodian for information on their voting policy with respect to uninstructed shares. Unless otherwise indicated on the proxy card, proxies will be voted FOR the ratification of the appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

      2014 Proxy Statement    7

Part 3—Beneficial Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock on the Record Date, April 21, 2014 (unless noted otherwise). The table includes stock options exercisable for shares of common stock within sixty days of the Record Date and Restricted Stock Unit ("RSU") awards that will vest within sixty days of the Record Date, held by (i) each person or group of persons known by us to own beneficially more than 5% of the outstanding common stock, (ii) each of our directors and director nominees, (iii) each Named Executive Officer (as identified and defined in "Executive Compensation" below), and (iv) all of our executive officers and directors as a group. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission ("SEC") and other information provided by such persons to us. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned. On the Record Date, there were 77,634,721 shares of common stock outstanding.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
David C. Peterschmidt (2)	1,898,047	2.44%
Christian M. Mezger (3)	168,224	*
Anthony Fogel (4)	154,867	*
Robert Bruce Douglas (5)	197,736	*
Michael Boustridge (6)	37,340	*
Jean-Francois Heitz (7)	53,873	*
Paul A. Jacobs (8)	118,033	*
Stephen S. Kurtz (8)	120,333	*
Kurt J. Lauk (8)	77,142	*
Richard K. Coleman, J .	2,500	*
James C. Spira (8)	100,853	*
Bobby G. Stevenson (9)	6,285,113	8.10%
All current directors and executive officers as a group (12 persons)(10)	9,214,061	11.58%
Claude J. Pumilia (11)	787,014	1.01%
Richard Genovese (12)	193,122	*
Michael E. Lehman (13)	0	*
BlackRock, Inc. (14)	6,869,770	8.84%
Dimensional Fund Advisors LP (15)	6,271,226	8.07%
Invesco Ltd. (16)	7,276,760	9.37%

*
less than 1%

(1)
Shares not outstanding, but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of April 21, 2014, are treated as outstanding only for determination of the number and percent owned by such person. The aggregate percentage of our common stock owned by each of our officers and directors was calculated using the total number of shares of our common stock outstanding as of the Record Date, as set forth above. The aggregate percentage of our common stock owned by each of BlackRock, Inc. (BlackRock"), Dimensional Fund Advisors LP ("Dimensional") and Invesco Ltd. ("Invesco") was calculated using the total number of shares of common stock outstanding as of December 31, 2013. The total number of shares of common stock outstanding as of December 31, 2013, was 75,822,239.

(2)
Mr. Peterschmidt's beneficial ownership includes (i) 75,077 RSU awards that will vest within 60 days of the Record Date, (ii) 50,000 shares held by the Peterschmidt Family Trust, and (iii) options to purchase 1,370,833 shares of common stock exercisable within 60 days of the Record Date.

(3)
Mr. Mezger was appointed Chief Financial Officer of the Company as of February 11, 2014, and was therefore the Company's principal financial officer as of the Record Date. Mr. Mezger's beneficial ownership includes (i) 15,600 RSU awards that will vest

      2014 Proxy Statement    8

    within 60 days of the Record Date and (ii) options to purchase 82,096 shares of common stock exercisable within 60 days of the Record Date.

(4)
Mr. Fogel's beneficial ownership includes (i) 14,510 RSU awards that will vest within 60 days of the Record Date and (ii) options to purchase 106,452 shares of common stock exercisable within 60 days of the Record Date.

(5)
Mr. Douglas' beneficial ownership includes (i) 17,203 RSU awards that will vest within 60 days of the Record Date and (ii) options to purchase 108,387 shares of common stock exercisable within 60 days of the Record Date.

(6)
Mr. Boustridge's beneficial ownership includes 8,006 RSU awards that will vest within 60 days of the Record Date.

(7)
Mr. Heitz's beneficial ownership includes 7,740 RSU awards that will vest within 60 days of the Record Date.

(8)
The beneficial ownership of each of Mr. Jacobs, Mr. Kurtz, Dr. Lauk, and Mr. Spria includes 6,125 RSU awards that will vest within 60 days of the Record Date.

(9)
Mr. Stevenson's beneficial ownership includes: (i) 5,789,184 shares of common stock held by the 1989 Bobby G. Stevenson Revocable Trust and the Bobby G. Stevenson Revocable Trust, both trusts of which Mr. Stevenson is the Settlor, Trustee, and Beneficiary; (ii) 20,000 vested and exercisable options owned directly by Mr. Stevenson; (iii) 6,125 RSU awards that will vest within 60 days of the Record date (iv) 360,000 shares of common stock held by the Dixie Foundation, which is governed by a four-member board of directors controlled by Mr. Stevenson's family members; and (v) 109,804 shares of common stock held in an IRA account. Mr. Stevenson's address is 5251 DTC Parkway, Suite 285, Greenwood Village, Colorado 80111.

(10)
Group includes only NEOs who were serving as NEOs as of the Record Date, and does not include NEOs who served for a portion of the 2013 fiscal year but were no longer serving in such position as of the Record Date. The total beneficial ownership reported includes an aggregate of options to purchase 1,757,768 shares of common stock exercisable within 60 days of the Record Date and 168,761 RSU awards that will vest within 60 days of the Record Date.

(11)
As of the Record Date, Mr. Pumilia was no longer a named executive officer of the Company. Please see Footnote 10 to the "Summary Compensation Table" below for information regarding Mr. Pumilia's tenure with the Company. Mr. Pumilia's beneficial ownership includes equity awards originally scheduled to vest through March 9, 2015, that were accelerated and became vested on September 9, 2013, pursuant to the severance agreement between Mr. Pumilia and the Company effective September 9, 2013, and includes options to purchase 586,047 shares of common stock exercisable within 60 days of the Record Date.

(12)
As of the Record Date, Mr. Genovese was no longer a named executive officer of the Company. Please see footnote 6 to the "Summary Compensation Table" below for information regarding Mr. Genovese's tenure with the Company. Mr. Genovese's beneficial ownership includes equity awards originally scheduled to vest through July 16, 2014, that were accelerated and became vested on December 31, 2013, pursuant to the severance agreement between Mr. Genovese and the Company effective December 31, 2013.

(13)
Mr. Lehman served as the interim CEO of the company from September 9, 2013 through the end of fiscal 2013, and is therefore considered a named executive officer of the Company for the year ended December 31, 2013. As of the Record Date, Mr. Lehman was no longer serving as interim CFO, and would no longer have been considered a named executive officer, and did not beneficially own any equity in the Company as of December 31, 2013.

(14)
On January 28, 2014, BlackRock filed information on Schedule 13G with the SEC reporting investments in our common stock as of December 31, 2013. We have relied solely upon the filings with the SEC to provide the information herein. As of the date of the filing, BlackRock beneficially owned and held sole dispositive power over 6,869,770 shares with the sole power to vote 6,645,004 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(15)
On February 10, 2014, Dimensional filed information on Schedule 13G with the SEC reporting investments in our commons stock as of December 31, 2013. We have relied solely upon the filings with the SEC to provide the information herein. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts, and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries possess voting and/or investment power over the common stock that is owned by the Funds, and may be deemed to be the beneficial owner of common stock held by the Funds. Dimensional reported that all shares of common stock are owned by the Funds and the Funds have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the common stock held in their respective accounts. Dimensional disclaims beneficial ownership of such securities. As of the date of the filing, Dimensional reported that it beneficially owned and held sole dispositive power over 6,271,226 shares and had the sole power to vote 6,105,581 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(16)
On February 5, 2014, Invesco filed information on Schedule 13G with the SEC reporting investments in our common stock as of December 31, 2013. We have relied solely upon the filings with the SEC to provide the information herein. As of the date of the filing, Invesco reported that two of its subsidiaries (Invesco Advisors, Inc. and Invesco PowerShares Capital Management) shared voting and dispositive power over the 7,276,760 shares of common stock reported as held by Invesco. Invesco also reported that Invesco Advisors, Inc. advises the Invesco Small Capital Value Fund, which owns 8.59% of the common stock reported as held by Invesco, and that the shareholders of the fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the common stock. The address for Invesco is 1555 Peachtree Street NE, Atlanta, GA 30309.

      2014 Proxy Statement    9

Part 4—Directors and Executive Officers

Our Board of Directors

Each year at our Annual Meeting of Shareholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of the current Class II Directors (Mr. Michael Boustridge, Mr. Stephen S. Kurtz, and Dr. Kurt J. Lauk) will expire at this 2014 Annual Meeting. The terms of the Class III Directors (Mr. Paul A. Jacobs, Mr. Richard K. Coleman, Jr., and Mr. David C. Peterschmidt) will expire in 2015. The terms of Class I Directors (Mr. Jean-Francois Heitz, Mr. James C. Spira, and Mr. Bobby G. Stevenson) will expire in 2016.

The following table sets forth our directors, their ages, positions currently held with us, the year elected, and class of directorship.

Name	Age	Position	Director Since	Class (Term Exp.)
Michael Boustridge	50	Director	2012	Class II (2014)
Jean-Francois Heitz	64	Director	2011	Class I (2016)
Paul A. Jacobs	77	Chairman and Director	2005	Class III (2015)
Stephen S. Kurtz	63	Director	2007	Class II (2014)
Kurt J. Lauk	67	Director	2010	Class II (2014)
Richard K. Coleman, Jr.	57	Director	2014	Class III (2015)
David C. Peterschmidt	66	President, Chief Executive Officer, and Director	2010	Class III (2015)
James C. Spira	71	Director	1994-98 and 2002	Class I (2016)
Bobby G. Stevenson	72	Director and Founder	1974	Class I (2016)

Pursuant to our bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the size of the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

As we previously announced, on April 11, 2014, we entered into a settlement agreement with Lone Star Value Management, LLC (together with its affiliates, "Lone Star Value") that addressed, among other things, certain proposed changes to our Board composition. Pursuant to the settlement agreement, Mr. McGill resigned from the Board, and the Board appointed Mr. Richard K. Coleman, Jr. as a Class III Director to fill the vacancy created by Mr. McGill's resignation. In addition, the Board has commenced a search to identify an additional director and will use its reasonable efforts, consistent with the Board's fiduciary duties, to increase the size of the Board from nine to ten members and appoint an additional director to the Board no later than September 30, 2014.

Under the terms of the settlement agreement, If Mr. Coleman is unable to serve as a director, resigns as a director or is removed as a director prior to the expiration of his term, then Lone Star Value will have the ability to recommend a substitute person as a director nominee to the Nominating / Corporate Governance Committee of the Board. Also under the terms of settlement agreement, Lone Star Value has agreed to cause all shares of our common stock beneficially owned by it and its affiliates to vote in favor of the election of each of the Board's nominees for election as a director and each other matter presented at our 2014 Annual Meeting of Stockholders in accordance with the recommendation of the Board, and has agreed to observe normal and customary standstill provisions during the period beginning on the date of the settlement agreement until the date that is 30 days prior to the expiration of the Company's advance notice period for the nomination of directors at the 2015 Annual Meeting.

      2014 Proxy Statement    10

Class II Directors

Michael Boustridge Chief Executive Officer Contact Solutions
	Service to Ciber	Mr. Boustridge was appointed to the Board of Directors in March 2012 and serves on the Board's Compensation and Nominating/Corporate Governance Committees.
Relevant Experience

Mr. Boustridge is currently the CEO of Contact Solutions, a leading customer enablement company. From 2006 to 2011, he served as President of British Telecom ("BT") Global Services Multi-National Corporations, where he had responsibility for all aspects of BT's operations and performance for the global multi-national corporations, including BT Professional Services and BT Global Financial Services sector. Prior to being appointed to that role, he held various positions with BT, including President of the America, Canada, and Asia Pacific Divisions. Prior to joining BT, he served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems.

Contribution to Board

He brings to our Board of Directors his extensive global experience in IT services and his proven track record of strategic planning in successful service delivery and operational results for global companies. His international experience allows him to bring a global perspective to the Board. This together with his experience as a senior executive officer in the technology industry are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Boustridge should serve as a director of Ciber.

Service to Other Boards

He currently serves on the Board of Directors and the Compensation Committee for Riverbed Technology, Inc. (NASDAQ: RVBD), a publicly-traded technology company that specializes in improving the performance of networks and networked applications, and on the Board of Directors of Cyan Inc. (NASDAQ: CYNI), a leading publicly-traded SDN company. Mr. Boustridge is on the Advisory Board of Any Presence, Inc., a privately-held cloud-based mobile platform company. He also serves on the board of one private company, DYN. He is also a member of the Board of Trustees of the XPRIZE Foundation, an educational nonprofit organization with the mission to bring about radical breakthroughs for the benefit of humanity, to inspire industries and to revitalize markets.

      2014 Proxy Statement    11

Stephen S. Kurtz Chief Executive Officer MuscleSound, LLC
Service to Ciber

Mr. Kurtz has been a Director since his election to the Board in December 2007. In 2013, he served as Chairman of the Compensation Committee and as a member of the Board's Audit Committee, and will continue to serve in those capacities in 2014.
Relevant Experience

Mr. Kurtz's professional experience includes negotiation, structuring, and tax planning for mergers, acquisitions, joint ventures, and leveraged buyouts. Since 2012, Mr. Kurtz has been the Chief Executive Officer of MuscleSound, LLC, a health-IT services company headquartered in Denver, Colorado. From 2001-2013, Mr. Kurtz served as a Co-Managing Member of Mankwitz Kurtz Investments, LLC, a Denver-based private equity firm, which he formed in 2001. In 2008, Mr. Kurtz formed Kurtz Financial, LLC, a consulting firm specializing in restructuring, turnarounds, and mergers and acquisitions advisory services. From 1978 to 2001, he was President of the CPA firm of Shenkin Kurtz Baker & Co. Mr. Kurtz is a certified public accountant.

Contribution to Board

For over 30 years, Mr. Kurtz has provided professional services in accounting and finance, bringing depth and financial expertise to our Board as well as our Audit and Compensation Committees. Mr. Kurtz's significant experience in finance, accounting, and other financial matters makes him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Kurtz should serve as a director of Ciber.

Service to Other Boards

From 1995 to 2010, he was a member of the Board of Directors and Chairman of the Audit and Finance Committees of HCA-HealthOne in Denver and is currently a member of the Community Board of Wells Fargo Colorado, N.A. (NYSE: WFC). Since November 2009, Mr. Kurtz has also been a member of the Board, member of the Governance Committee, and the Chairman of the Audit Committee of Pembrook Mining Corp., a privately-held, Canada-based international mining company. In 2012, Mr. Kurtz began serving as a Board member and as Chair of the Audit Committee of LaSalle Mining Corp., a privately-held, Canada-based mining company.

      2014 Proxy Statement    12

Kurt J. Lauk, PhD Co-Founder Globe Capital Partners Globe CP GmbH, New York / Stuttgart
Service to Ciber

Dr. Lauk was appointed to the Board in November 2010. He served as a member of the Board's Audit and Nominating/Corporate Governance Committees in 2013 and has been reappointed to serve as a member of these committees in 2014.
Relevant Experience

Dr. Lauk is an executive officer of Globe CP GmbH. Since 2004, Dr. Lauk has been a special advisor to Silver Lake Partners, a leader in private investments in technology and technology-enabled industries. From 1996 to 1999, Dr. Lauk held senior management roles in, and was responsible for, the global Commercial Vehicle Division of DaimlerChrysler and also served as a Member of DaimlerChrysler's Board of Management. Prior to joining DaimlerChrysler, he held the position of Chief Financial Officer and Chief Controller of VEBA AG (today E.on AG) (Pink Sheets: EONGY and Frankfurt Stock Exchange: EOAN), Germany's largest publicly-listed energy conglomerate, where he served as a Member of its Board of Management with IT responsibilities. Prior to that, Dr. Lauk was Deputy Chairman and Chief Financial Officer of Audi AG (Frankfurt Stock Exchange: Audi AG), where he also handled marketing for the Audi brand. He also served as Vice President and Director of The Boston Consulting Group Inc., in Munich and Boston, respectively, where his practice focused on technology and manufacturing businesses.

Contribution to Board

Dr. Lauk brings vast international business experience in finance, sales, and marketing to Ciber's Board. Dr. Lauk's global expertise supports the Board's efforts in overseeing Ciber's strategy to expand our operations on a global level. Dr. Lauk's international experience in finance, sales and marketing makes him qualified to understand our business, our competitors and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Dr. Lauk should serve as a director of Ciber.

Service to Other Boards

Dr. Lauk currently serves as a Non-Executive Director and on the Audit Committee for Magna International, Inc. (NYSE: MGA). He also presently serves on several supervisory boards and on selected advisory councils. Dr. Lauk serves as a Trustee of the International Institute for Strategic Studies in London. He is an honorary professor with a chair for International Business Strategy at the European Business School in Reichartshausen and was a lecturer in Global Management at the Stanford University Graduate School of Business. Dr. Lauk serves as the Chairman of the Economic Council to the Christian Democratic Party in Berlin, Germany, an independent business organization. From March 2007 until October 2010, Dr. Lauk was a member of the board of The Innovation Group plc, U.K. (LSE: TIG), where he was a member of the Nomination Committee. He has previously served on several governmental commissions at both the federal and state level in Germany.

      2014 Proxy Statement    13

Class III Directors

David C. Peterschmidt Chief Executive Officer Ciber Inc.
	Service to Ciber	Mr. Peterschmidt joined us as President, Chief Executive Officer, and Director in July 2010.
Relevant Experience

Prior to joining Ciber, Mr. Peterschmidt was Co-Founder and Managing Director of 280 Capital Partners, a private equity firm focused on lower mid-market technology companies. From 2004 to 2007, he was the President, Chief Executive Officer and Director of Openwave Systems, Inc. From 2003 to 2004, he was the Co-Chairman and Chief Executive Officer of Securify,  Inc., which was acquired by Secure Computing in 2008, and from 1996 to 2003, he was the Chairman, President, and Chief Executive Officer of Inktomi Corporation, which was acquired by Yahoo! in 2003. Before 1996, he served in executive positions with Sybase, Inc. and as an officer in the United States Air Force from 1969 to 1979.

Contribution to Board

Mr. Peterschmidt brings his considerable management experience in information technology services and products to our Board of Directors. In addition to his extensive business leadership in U.S. IT companies, he has global business experience and has managed public companies through a wide range of environments. Mr. Peterschmidt's international business experience and management skills led the Nominating/Corporate Governance Committee to the conclusion that Mr. Peterschmidt should serve as a director of Ciber.

Service to Other Boards

Mr. Peterschmidt currently serves as a non-executive Director of Limelight Networks, Inc. (NASDAQ (GM): LLNW), where he is a member of the Audit and Nominating and Governance Committees, and Chairman of the Compensation Committee. From November 2007 to July 2011, he served as a non-executive Director of SAVVIS, Inc. (now a CenturyLink Company) and as a member of the Compensation Committee, and from September 2009 to November 2009, he served as a non-executive Director of BackOffice Associates, LLC.

      2014 Proxy Statement    14

Paul A. Jacobs Non-Executive Chairman Ciber Inc.
	Service to Ciber	Mr. Jacobs became the Chairman of our Board of Directors in April 2010. He also serves on our Audit and Nominating/Corporate Governance Committees. Mr. Jacobs has been a Director since February 2005.
Relevant Experience

Mr. Jacobs was a founding member of the law firm of Jacobs Chase LLC, a Denver law firm formed in 1995. In 2011, Jacobs Chase LLC ceased operations as a law firm and substantially all of its lawyers moved to Husch Blackwell LLP, where Mr. Jacobs is Of Counsel. Mr. Jacobs was the driving force behind Denver's 1990 Major League Baseball Expansion bid and served as Executive Vice President and General Counsel of the Colorado Rockies from the inception of the franchise in 1991 through February 1995. Prior to that, Mr. Jacobs practiced at the Denver law firm of Holme Roberts & Owen (which merged with Bryan Cave LLP in December 2011) for 24 years, where he served on the Executive Committee for more than 10 years.

Contribution to Board

Mr. Jacobs brings to our Board and his Chairmanship more than 40 years of comprehensive legal experience in representing a variety of businesses and entrepreneurs in corporate finance, mergers and acquisitions, business planning, and real estate. Mr. Jacobs' legal experience in corporate finance and mergers and acquisitions and with other financial matters makes him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Jacobs should serve as a director of Ciber.

Service to Other Boards	Mr. Jacobs is currently a Director of The Colorado Sports Hall of Fame.

      2014 Proxy Statement    15

Richard K. Coleman President and Chief Executive Officer Crossroads Systems, Inc.
Service to Ciber

Mr. Coleman has been a Director since April of 2014, when he was appointed to fill the board vacancy created by Mr. McGill's' resignation. In 2014, he is serving on the Board's Nominating/Corporate Governance Committee and will also be considered along with all other Board members for Board committee appointments in connection with the Board's annual review of committee composition.
Relevant Experience

Mr. Coleman is the President and Chief Executive Officer of Crossroads Systems, Inc., a global provider of data archive solutions. He is also the founder and President of Rocky Mountain Venture Services, a firm that assists companies plan and launch new business ventures and restructuring initiatives. Previously, Mr. Coleman served in a variety of senior operational roles including CEO of Vroom Technologies Inc., Chief Operating Officer of MetroNet Communications, and President of US West Long Distance. He also previously held significant officer level positions with Frontier Communications, Centex Telemanagement and Sprint Communications. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects and has served as an adjunct professor for Regis University's graduate management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman holds a bachelor's degree from the United States Air Force Academy, an MBA from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.

Contribution to Board

Mr. Coleman has extensive experience as a senior executive in the information technology marketplace, as well as significant management consulting experience with a focus on restructuring initiatives. This combination of experience makes him qualified to understand our business, our competitors, and our current position in the marketplace, and to provide meaningful guidance to the board in implementing future strategic initiatives.

Service to Other Boards

In addition to being President and Chief Executive Officer of of Crossroads System, Inc., Mr. Coleman also serves on its board. In addition, Mr. Coleman also currently serves on the board of three other information technology oriented companies: (1) NTS, Inc., a broadband services and telecommunications company, where he serves as Chairman of the Strategy Advisory Committee and as a member of the Special Committee; (2) Aetrium Incorporated, a manufacturer of a variety of electromechanical equipment used in the handling and testing of semiconductor devices, where he serves as a member of its Audit Committee as well as Chairman of its Nominating and Corporate Governance and Compensation Committees; and (3) On Track Innovations Ltd., one of the pioneers of cashless payment technology.

      2014 Proxy Statement    16

Class I Directors

Jean-Francois Heitz (Retired) Deputy Chief Financial Officer, Microsoft Corporation Ciber, Inc.
Service to Ciber

Mr. Heitz was appointed to the Board of Directors and as a member of the Board's Audit Committee in June 2011. In 2013, he served as a member of the Compensation Committee and as the Chairman of the Audit Committee, and he has been reappointed to serve in the same capacities in 2014.
Relevant Experience

From 1989 to 2003, Mr. Heitz held several positions with Microsoft (NASDAQ: MSFT), where he was responsible for strategic operations, and treasury and finance functions. During his tenure with Microsoft, he was Deputy Chief Financial Officer from 2000-2003, at which time he assisted the Chief Financial Officer to lead the company's global finance, administration, IT and operations divisions, and he was primarily responsible for transactions, governance, integration of acquisitions and cross-organizational issues. From 1998 to 2000, Mr. Heitz was Corporate Treasurer of Microsoft and managed all capital markets, global cash management, foreign exchange, corporate finance, and credit and risk management activities. Prior to his role as Corporate Treasurer for Microsoft, Mr. Heitz served as Assistant Treasurer from 1994-1998 and as Director of Finance for Microsoft Southern Europe and General Manager, Business Operations, of Microsoft France from 1989 to 1994. From 1980-1989, he held various finance roles with Matra SA (now Group Lagardere), a French multinational high-tech conglomerate, including 4 years in Boston, and Vice President of Finance and Administration of Matra Systèmes from 1987 to 1989. While with UNITEC, a European subsidiary of Envirotech Corp., he oversaw sales and marketing from 1978-1980. From 1974-1978, Mr. Heitz was an Operations Research Engineer for Air Liquide S.A.

Contribution to Board

Mr. Heitz brings deep financial and operations knowledge and significant experience in the international marketplace to Ciber's Board. Mr. Heitz's experience in finance, accounting and other financial matters makes him qualified to understand our business, our competitors and our opportunities. In addition, Mr. Heitz's experiences in international markets allow him to bring a global perspective to the Board. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Heitz should serve as a director of Ciber.

Service to Other Boards

He currently serves as a Director for three private companies, Arc International S.A., Total Immersion, and Succès Europe, and as chair of the Audit Committee for Arc International. His past board memberships include Bull from 2006 to 2010, Business Objects from 2003-2008, Wavecom from 2005-2008, Xantrex from 2007-2008, and TIR Systems from 2006-2007. Mr. Heitz is on the Advisory Boards for the Stanford Technology Venture Program and two technology funds. In addition, he is a member of the Board of Trustees of the Overlake School and the Seattle Symphony Orchestra, where he also serves as President of the Seattle Symphony Foundation.

      2014 Proxy Statement    17

James C. Spira President and Chief Operating Officer (Retired) American Greetings Corporation
Service to Ciber

Mr. Spira has been a Director since March 2002. In 2013, Mr. Spira served on the Board's Compensation Committee and as Chairman of the Nominating/Corporate Governance Committee and he has been reappointed to serve in the same capacities in 2014. He previously served as a Director of our Company from September 1994 until October 1998.
Relevant Experience

Mr. Spira was the President and Chief Operating Officer of American Greetings Corporation (NYSE: AM) from 2001 until his retirement in July 2003. From 1995 to 2001, he was the managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Previously, from 1974 to 1991, Mr. Spira was Co-founder, President, and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm that conducts business with multi-national companies.

Contribution to Board

Mr. Spira has over 40 years of management consulting experience and he brings his widely regarded expertise in developing and implementing winning competitive strategies and career-long focus on profit improvement to his membership on our Board of Directors. Mr. Spira's management consulting experience, in addition to his experience as a senior executive officer, make him qualified to understand our business, our competitors, and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Spira should serve as a director of Ciber.

Service to Other Boards

He currently serves as Chair of Spira and Company, a privately-held management consulting firm specializing in corporate strategy, and as non-executive Chair of Point to Point, a privately-held marketing and communications firm. From 2008 to 2012, he served as non-executive Chair of enlight Advisors, LLC, a Cleveland, Ohio privately-held management consulting firm specializing in corporate strategy. From July 2003 until September 2008, Mr. Spira served as non-executive Chairman of the Board of Brulant, Inc., a Cleveland, Ohio privately-held information services firm. He also served as a director of Brulant from 1997 to 2008. In 2005, he joined the board of Dealer Tire LLC, a private company that helps original equipment automobile manufacturers design, implement, and manage tire programs for their dealerships. In 2011, Mr. Spira became Director Emeritus for Dealer Tire LLC. From June 2004 to May 2011, Mr. Spira served on the Board and as a member of the Audit and Compensation Committees of Jackson Hewitt, Inc.

      2014 Proxy Statement    18

Bobby G. Stevenson Co-Founder Ciber Inc.
Service to Ciber

Mr. Stevenson is a founder of the Company and has been serving as a Director since 1974. He served as Chairman from 1994 to 2010. Mr. Stevenson has served as a member of the Board's Audit Committee since 2012, and will continue serving in that capacity in 2014. He was a key figure in Ciber's formation and the ensuing growth of the Company.
Relevant Experience

He served as Vice President in charge of recruiting and management of the Company's technical staff from 1974 until November 1977, when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for management of all of our operations and Ciber's growth and development throughout that period.

Contribution to Board

Mr. Stevenson continues to utilize his long-term management experience with the Company and his extensive knowledge of the IT industry in his role on our Board of Directors. Mr. Stevenson's insights and perspectives as a founder of the Company and our prior Chief Executive Officer make him qualified to understand our business, our competitors and our opportunities. These are significant qualities that led the Nominating/Corporate Governance Committee to the conclusion that Mr. Stevenson should serve as a director of Ciber.

      2014 Proxy Statement    19

Director Selection Process

We believe that our directors must bring the skill mix and experience necessary to perform the Board of Directors' oversight function effectively. Prospective Board members are identified by a combination of methods, including use of search firms, studying other boards, word-of-mouth in industry circles, inquiries of outside professionals, and recommendations made to us. Although, we do not have a formal policy with regard to the consideration of diversity when considering candidates for director, our Nominating/Corporate Governance Committee looks at the entirety of our Board and seeks to add skills and experience that complement other members of the Board, rather than director nominees who may represent a particular constituency. We value, encourage, and draw upon diverse viewpoints, believing that they add perspective and creativity to our discussion of business issues and challenges. The Committee considers a number of factors including, but not limited to, the following:

  •
  experience in marketing and sales;
  •
  experience as a chief executive, chief operating or chief financial officer;
  •
  knowledge of our industry;
  •
  experience with finance, accounting, internal audit and other financial matters;
  •
  respect for the fiduciary responsibilities of directors to shareholders;
  •
  leadership skills;
  •
  demonstration of sound business judgment;
  •
  global perspective and experience;
  •
  interpersonal effectiveness;
  •
  personal integrity;
  •
  experience with acquisitions; and
  •
  the number of other boards and committees on which a candidate serves.

When the Nominating/Corporate Governance Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, our objective is to recruit Audit Committee members who are financial experts or financially literate.

Director Compensation

Our Board of Directors periodically reviews and establishes the compensation of our non-employee directors based on recommendations from the Compensation Committee. In setting director compensation, we review, among other things, director compensation surveys in publications for boards of directors and the publicly-available data of our compensation peer group (see "Compensation Discussion and Analysis" below for a detailed discussion of our compensation peer group).

The following table sets forth the components of the non-employee director compensation program that were in effect for 2013:

2013 Non-Employee Director Compensation	Annual Cash Retainer— Board Membership and Committee Chairmanships ($)	Annual Cash Retainer— Committee Memberships ($)	Value of Initial RSU Awards for New Directors Upon Election or Appointment to the Board of Directors ($)	Value of Annual RSU Awards ($)
All Non-Employee Directors of the Board	50,000	—	100,000	60,000
Chairman of the Board	60,000	—	—	—
Audit Committee	30,000	15,000	—	—
Compensation Committee	20,000	10,000	—	—
Nominating/Corporate Governance Committee	10,000	5,000	—	—

      2014 Proxy Statement    20

The initial RSU awards vest in equal quarterly installments over a period of three years. The annual RSU awards vest in equal quarterly installments over a period of one year. Employee directors receive no additional compensation for serving on our Board of Directors. All equity awards were made under our Incentive Plan.

Director Stock Ownership and Retention Policy.    As of December 31, 2013, each of our non-employee directors who has been a director for three years or longer was required to own shares of the Company's common stock with a minimum value of $100,000. Each of our non-employee directors who were required to meet this requirement had done so as of December 31, 2013 (Mr. Boustridge has not been a director for three or more years and therefore was not required to meet the holding requirement as of December 31, 2013). In 2014 we have increased the minimum stock holding for non-employee directors to $300,000. Our current non-employee directors have until January 1, 2019 to meet this increased holding requirement. Any newly elected non-employee director will have until the later of January 1, 2019 or three years from the date of his or her initial election or appointment to our Board of Directors to meet this stock ownership requirement. In addition, all non-employee directors are also required to hold at least 50% of any shares of our common stock acquired upon the vesting of any stock awards or exercise of stock options through the non-employee director compensation program for at least a six-month period after such vesting or exercise.

Other Benefits.    We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and shareholders' meetings and at other Company-sponsored events. We also make health care insurance and long-term care insurance available to our non-employee directors and their spouses, in which the non-employee directors may participate at their option. The cost to us of long-term care insurance depends upon the age of the director or spouse electing to participate. Except as set forth below for Mr. Stevenson (see the notes to the "2013 Director Compensation Table" below), our non-employee directors receive no other perquisites or other personal benefits.

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Paul A. Jacobs	130,000	60,000	—	4,346	&zwsp; (4)	194,346
Michael Boustridge	65,000	60,000	—	—		125,000
Jean-Francois Heitz	90,000	60,000	—	—		150,000
Stephen S. Kurtz	85,000	60,000	—	8,853	(5)	153,853
Kurt J. Lauk	70,000	60,000	—	—		130,000
Archibald J. McGill	65,000	60,000	—	11,140	(6)	136,140
James C. Spira	70,000	60,000	—	4,244	&zwsp; (7)	134,244
Bobby G. Stevenson	65,000	60,000	—	97,106	(8)	222,106

(1)
The amounts reported in this column represent all cash paid in 2013 for the annual retainers, chairmanship of our Board of Directors, and chairmanship and membership of the Audit, Compensation, and Nominating/Corporate Governance Committees, as follows:

Name	Annual Retainer ($)	Board or Committee Chairmanships ($)	Committee Memberships ($)	Total ($)
Paul A. Jacobs	50,000	60,000	20,000	130,000
Michael Boustridge	50,000	—	15,000	65,000
Jean-Francois Heitz	50,000	30,000	10,000	90,000
Stephen S. Kurtz	50,000	20,000	15,000	85,000
Kurt J. Lauk	50,000	—	20,000	70,000
Archibald J. McGill	50,000	—	15,000	65,000
James C. Spira	50,000	10,000	10,000	70,000
Bobby G. Stevenson	50,000	—	15,000	65,000
(2)
The amounts reported in this column represent the grant date fair value of the shares of our common stock subject to the annual RSU awards granted in 2013. The grant date fair values of these RSU awards were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718").

      2014 Proxy Statement    21

(3)
We did not grant any options to purchase shares of our common stock to our non-employee directors in 2013. The aggregate number of vested and outstanding stock options and unvested RSU awards held by each of our non-employee directors as of December 31, 2013, was as follows:

Name	Options	RSUs
Paul A. Jacobs	35,000	3,571
Michael Boustridge	0	12,976
Jean-Francois Heitz	0	6,801
Stephen S. Kurtz	25,000	3,571
Kurt J. Lauk	0	3,571
Archibald J. McGill	25,000	3,571
James C. Spira	25,000	3,571
Bobby G. Stevenson	20,000	3,571
(4)
Premiums for long-term care insurance in the amount of $4,346.

(5)
Premiums for long-term care insurance in the amount of $1,637 and health care insurance in the amount of $7,216.

(6)
Premiums for long-term care insurance in the amount of $3,924 and health care insurance in the amount of $7,216.

(7)
Premiums for long-term care insurance in the amount of $4,244.

(8)
This amount reported includes the value of insurance premiums and other benefits provided to Mr. Stevenson pursuant to an agreement with the Company entered into when he resigned as Chairman of our Board of Directors on April 11, 2010. In connection with the change in his role, our Board of Directors approved certain perquisites and other benefits for Mr. Stevenson in recognition of his status as the Company's Founder, which are conditioned upon his compliance with certain restrictions. Such perquisites and other personal benefits, which are reported in the "All Other Compensation" column of the 2013 Director Compensation Table are as follows:

•
office space through July 31, 2016 (2013 value $23,384);
•
administrative support through December 31, 2013 (2013 value $44,367);
•
health care insurance for Mr. Stevenson and his spouse, while he is a member of our Board of Directors (2013 value $7,216);
•
payment of the remaining premiums on the long-term care insurance covering Mr. Stevenson's spouse (2013 value $5,139); and
•
payment of Mr. Stevenson's membership dues at Castle Pines Golf Club for 2011, 2012, and 2013, and payment of the membership dues and fees at Glenmoor Country Club through the shorter of the period of time ending in the 2013 membership year or when dues are no longer payable under the terms of Mr. Stevenson's membership (2013 value $17,000).

In addition, we have agreed to continue paying health care insurance for Mr. Stevenson and his spouse for three years after he ceases to be a member of our Board of Directors, subject to certain limitations. In addition, Mr. Stevenson will be eligible to participate in the Company's health care insurance plan for a period of ten years after the three year period previously noted for Mr. Stevenson and his spouse, to the extent permitted under the Company's insurance plans, and subject to his reimbursement of the net cost of such insurance to the Company.

Executive Officers
(as of the Record Date)

Name	Age	Position	Officer Since
David C. Peterschmidt	66	President, Chief Executive Officer, and Director	2010
Christian M. Mezger	45	Executive Vice President, Chief Financial Officer and Treasurer	2011
Anthony Fogel	49	Senior Vice President and Chief Human Resources Officer	2012
Robert Bruce Douglas	45	Senior Vice President and General Manager, North America	2012

      2014 Proxy Statement    22

David C. Peterschmidt Chief Executive Officer Information regarding Mr. Peterschmidt is provided above under "Our Board of Directors."

Christian Mezger
Chief Financial Officer

Effective February 11, 2014, the Board of Directors appointed Christian M. Mezger to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer. Mr. Mezger replaces Mr. Michael Lehman, who had served as the Company's interim Chief Financial Officer since September of 2013. Mr. Mezger, age 45, has served as Ciber's Senior Vice President, Corporate Finance since joining Ciber in August of 2011. Prior to joining Ciber, Mr. Mezger was Vice President of Finance for the $11 billion technology services business of Hewlett Packard. He was promoted to that role from a position as Vice President of Worldwide Financial Planning and Analysis, a job in which he led global teams and steered financial management of the company's horizontal functions. During his 15-year tenure at Hewlett Packard, Mr. Mezger held several management and leadership roles, including Director of Finance for the Office of Strategy and Technology where he supported Hewlett Packard Labs. Mr. Mezger holds an MBA-equivalent degree from the University of Vienna, where his area of study concentration was in international business management.

Anthony Fogel
Senior Vice President and Chief Human Resources Officer

Mr. Fogel joined Ciber as the Senior Vice President and Chief Human Resources Officer in 2012 with more than 20 years of human resource and business experience in technology, consumer products, and financial services. Prior to Ciber, Mr. Fogel was the Chief Human Resource Officer at Level 3 Communications, a global communications services company. Before joining Level 3, he served as Executive Vice President of Human Resources and Administration at Care One, an integrated senior care company. Mr. Fogel spent seven years at Lehman Brothers, during which time he was a Managing Director and the Global Head of Human Resources for Asset Management, Private Equity, and Private Banking, a position to which he transitioned from his previous role as the European and Middle Eastern Head of Human Resources. He also worked for Morgan Stanley, in both New York and London, and for Marathon Asset Management. Mr. Fogel began his career at PepsiCo.

Robert Bruce Douglas
Senior Vice President/General Manager, North America

Mr. Douglas was named Senior Vice President and General Manager of the North America division in February 2012. He has responsibility for more than 3,000 consultants in the U.S. and Canada. Previously, Mr. Douglas was head of sales and business development for Ciber in North America, with oversight of sales, strategic accounts, sales operations, support, alliances, and Ciber's vertical industry approach to the North American marketplace. He joined Ciber in 2011 from Oracle, where he was Vice President of Advanced Customer Support. He came to Oracle through its acquisition of Sun Microsystems, Inc., where he served as Vice President of Global Professional Services. Mr. Douglas joined Sun in 2006 when it acquired Neogent, an identity and access management services automation company that he co-founded and led as President and CEO. Before founding Neogent, Mr. Douglas worked with a number of companies in the technology space, including The Fourth Tier, an emerging customer relationship company that was sold to Keane, Inc. in 1997. Since January 2010, he has served on the Board of 3/Share Corp, a privately-held company that implements Adobe solutions.

      2014 Proxy Statement    23

Part 5—Corporate Governance Practices

Director Independence

Eight of our nine Directors are independent within the meaning of the listing standards of the New York Stock Exchange ("NYSE") and our Corporate Governance Principles (provided on our website at www.ciber.com under "Corporate Governance"). After reviewing such standards, principles and additional relevant facts and circumstances, including any related party transactions, the Board has determined that each of the following directors is independent and has or had no material relationship with the Company that would impair his independence: Messrs. Boustridge, Coleman, Heitz, Jacobs, Kurtz, Spira and Stevenson and Dr. Lauk.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors are separated at Ciber. In our Board's opinion, such separation allows for the objective evaluation of our management's performance and strong, independent oversight by the Board.

Role of the Board in Risk Oversight

While our entire Board is accountable for and involved in risk oversight, our directors have elected to assign primary responsibility for risk oversight to the Audit Committee. The Audit Committee periodically reviews the risk management processes designed and implemented by the Company and receives reports from Company management to ensure that their approach is consistent with our corporate strategies and that there is an appropriate culture of risk awareness and assessment in decision making. At the same time, the Audit Committee recognizes that other Board committees, such as our Compensation Committee, have expertise in areas of risk oversight specific to their duties and responsibilities and therefore the Audit Committee delegates specific aspects of risk oversight to the other committees. Each committee periodically reports key risk oversight findings back to the full Board, so that the risk oversight activities are coordinated and consistent with our overall risk management processes. The full Board can then monitor risk taking across the organization and ensure that appropriate risk taking is aligned with and incorporated into our strategic planning process.

Meetings of Independent Directors

Our non-management directors meet regularly in executive session without management. The executive sessions are chaired by our Chairman of the Board. The executive sessions of our non-management directors are held in conjunction with each regularly scheduled Board meeting.

Board Meetings

The Board met 8 times in 2013 in regularly scheduled quarterly and special meetings. Each director participated either in person or by telephone conference in at least 75% of all 2013 Board meetings and committee meetings (of which such director was a member). Each director attended the Annual Meeting of Shareholders in 2013 and each director is expected to attend the Annual Meeting this year.

      2014 Proxy Statement    24

Board Committees

The Board has three standing committees: Audit, Compensation, and Nominating/Corporate Governance. Membership in those committees set forth below.

2014 COMMITTEE MEMBERSHIP
Director	Audit	Compensation	Nominating/ Corporate Governance
David C. Peterschmidt	—	—	—
Michael Boustridge	—	✓	✓
Paul A. Jacobs	✓	—	✓
Jean-Francois Heitz	Chair	✓	—
Stephen S. Kurtz	✓	Chair	—
Kurt J. Lauk	✓	—	✓
Richard K. Coleman	—	—	✓
James C. Spira	—	✓	Chair
Bobby G. Stevenson	✓	—	—

Audit Committee

The principal responsibilities of the Audit Committee are: (1) engaging and overseeing the work of the independent auditor, including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence, internal quality control procedures and performance of the independent auditors and the qualifications of the key audit partner and audit managers; (3) overseeing the documentation, evaluation and testing of our system of internal controls; (4) establishing our policy on provision of non-audit services; (5) pre-approving all audit and permitted non-audit services provided to us; (6) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal controls and auditing matters; (7) discussing policies and guidelines with respect to financial risk exposure and management; (8) receiving reports from the auditor and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and the effectiveness of internal controls and any material written communications between the auditor and our management; (9) reviewing Management's Discussion and Analysis and our annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (10) discussing, generally, all financial disclosures including financial media releases as well as financial information and earnings guidance provided to analysts and rating agencies; (11) reviewing and approving any related party transactions pursuant to our Related Party Transaction Policy; (12) determining and approving the compensation of the independent auditor; (13) discussing policies with respect to risk assessment and risk management; and (14) reporting to the Board with respect to their actions.

The Audit Committee met 7 times during 2013.

The Audit Committee Charter is available for review on our website at www.ciber.com under "Corporate Governance."

The Board has determined that Mr. Kurtz, Mr. Heitz, and Dr. Lauk each qualify as an "audit committee financial expert" pursuant to Item 407(d) of Regulation S-K. The Board has also determined that each of the other members of the Audit Committee is financially literate consistent with the requirements of the NYSE. All of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

      2014 Proxy Statement    25

Compensation Committee

The principal responsibilities of the Compensation Committee are: (1) to define our philosophy, policies and procedures regarding executive compensation; (2) to administer and approve awards under our Incentive Plan and to administer our Employee Stock Purchase Plan; (3) to review the performance of the Chief Executive Officer, Chief Financial Officer, and the other executive officers (see "Compensation Discussion and Analysis," below); (4) to approve the annual base salary, cash incentive compensation, and equity compensation for our executive officers; (5) to make recommendations regarding non-employee director compensation; and (6) to review the Compensation Discussion and Analysis and recommend its inclusion in the 2013 Annual Report on Form 10-K and the proxy statement for the 2014 Annual Meeting of Shareholders.

The Compensation Committee met 6 times during 2013.

The Compensation Committee Charter is available for review on our website at www.ciber.com under "Corporate Governance."

All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Nominating/Corporate Governance Committee

The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing our Corporate Governance Principles and our Code of Business Conduct and Ethics as well as evaluating the Board and its processes.

The Nominating/Corporate Governance Committee met twice in 2013.

The Nominating/Corporate Governance Committee's Charter can be found at www.ciber.com under "Corporate Governance."

All of the members of the Nominating/Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Governance Policies

Corporate Governance Principles
Our Board has adopted formal Corporate Governance Principles to address matters of corporate governance including, but not limited to, Board composition and leadership, Board member qualifications, compensation, tenure, succession, Board organization, term and age limits, service on additional public company committees, and Board committee operation and responsibilities.

Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Board of Directors' adopted Code of Business Conduct and Ethics applies to all employees and includes specific requirements for executives and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code of Business Conduct and Ethics contains procedures for reporting suspected violations of the Code of Business Conduct and Ethics and references the Audit Committee procedure for the reporting of questionable accounting and auditing matters or other concerns about accounting and auditing matters.

If the Board grants a waiver from the Code of Business Conduct and Ethics for any executive officer or Director, the nature of the waiver will be disclosed on our website, in a media release, or in a current report on Form 8-K.

      2014 Proxy Statement    26

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy that requires the Audit Committee to review any financial transactions, arrangements, or relationships that exceed $120,000 in which Ciber is a participant and a related party (as defined in Rule 404(b) of Regulation S-K under the Securities Exchange Act) has a direct or indirect interest. Audit Committee approval of any related party transaction will depend upon whether or not the transaction is fair and beneficial to Ciber and its shareholders. Our Related Party Transaction Policy and the conflict of interest provision contained in our Code of Business Conduct and Ethics further describe our policies relating to relationships and related party transactions. The Audit Committee was not presented with any proposed related party transactions during 2013.

The Corporate Governance Principles, Code of Business Conduct and Ethics, and Related Party Transaction Policy can be found on our website at www.ciber.com under "Corporate Governance," or you may request a copy by writing to us at Ciber, Inc., Attention: Investor Relations, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111.

Communicating with the Board

Any shareholder or other interested party who wishes to contact our Chairman of the Board, our non-management Directors, our independent Directors, or any individual director, may do so by writing to our Chairman at: Ciber, Inc., Attn: Paul Jacobs, Chairman of the Board, 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111. Any communication that raises concerns regarding our internal controls or financial disclosures will immediately be referred to our Audit Committee.

      2014 Proxy Statement    27

Part 6—Executive Compensation

Compensation Discussion and Analysis

Executive Summary

2013 Highlights.    During 2013, we continued our ongoing intensive strategic transformation. Our 2013 results demonstrate significant progress by all financial measures, giving us confidence that the Company is on a clear path to revenue growth and continued margin expansion. Highlights from our full year 2013 financial results include:

  •
  Revenue of $877.3 million, a 1% increase, flat in constant currency;

  •
  Operating income of $17.4 million, before $16.9 million in restructuring charges, representing an operating income margin of 2.0%;

  •
  Operating cash flow from continuing operations of $25.2 million; and

  •
  Net income from continuing operations of $6.9 million before restructuring charges, or $0.09 per share (resulting in a net loss from continuing operations of $7.6 million after restructuring charges).

These results show that the strategic transformation launched in 2012 is beginning to generate positive, tangible improvements in the Company's results of continuing operations and financial condition. In addition, these results evidence several significant, positive trends we are experiencing in our business that we expect to continue through 2014. These trends include:

  •
  Operating margins improved sequentially, reflecting the efficacy of the restructuring initiatives we launched in 2012 and 2013;

  •
  We have a healthy and strong balance sheet, having ended 2013 with zero debt. This improves our financial flexibility, giving us the opportunity to secure debt with more favorable terms and enabling us to invest when and where we want with lower costs of capital. Our reduced debt also resulted in significantly reduced interest expense in 2013 compared to 2012, and we expect our interest expense to remain at this reduced level well into 2014; and

  •
  We saw improved revenue trends, with overall 2013 revenue of $877.3 million, a 1% increase over 2012 and flat in constant currency. In our International division, revenue was $456.4 million in 2013, which was up 5% compared to 2012, and up 3% in constant currency, indicating that the Company has weathered the worst of the global recession and is well positioned for future growth as economies begin to improve.

Business Strategy and Results.    During 2013, we continued the strategic transformation that we initiated in 2012, which was focused primarily on our US domestic operations, management structure and improvement of operating efficiencies. In addition, during 2013 we initiated restructuring of our international operations with the goals of improving utilization of our existing consultants and other resources, strategically engaging our lower-cost off-shore and near-shore resources, and centralizing management of administrative functions in key

      2014 Proxy Statement    28

markets to leverage shared services functions. In particular, our 2013 strategy focused on the following initiatives and achieved the following results:

  •
  We focused our restructuring and business development efforts on the three core pillars of our business, which allow us to harmonize our service offerings across both our International and North America segment and provide consistent quality services to our global clients:

  •
  our Application Development and Maintenance (ADM) business, which provides analysis, design, development, testing, implementation, and maintenance of our client's business applications;
  •
  our Independent Software Vendor relationships (ISVs), which allows us to partner with SAP, Oracle, Infor and others to solve our clients' most challenging strategic issues, including cloud, mobility analytics and social media; and
  •
  our Ciber Managed Services (CMS), which allow us to provide full-lifecycle support for our clients' information technology needs.

  •
  We reduced corporate overhead and flattened our leadership structure by:

  •
  not replacing the Chief Operating Officer position following the departure of Mr. Genovese and instead pushing down operational responsibility and leadership closer to our marketplaces; and
  •
  hiring our new Chief Financial Officer from within our Company and not replacing the vacated Senior Vice President, Corporate Finance position.

  •
  We furthered our strategy to move into higher growth, higher value markets and drive revenue growth and profitability through the alignment of our resources with the most promising opportunities, both on a geographic and service offering basis.

  •
  We developed new customer relationships and grew existing customer relationships.

  •
  We completed the restructuring activities commenced in the fourth quarter of 2012 which related primarily to the consolidation of our geographic footprint, as well as organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and create operating efficiencies measured in cost savings as well as scalability.

  •
  A majority of our international restructuring activities that were initiated during 2013 have been completed, and we expect this will result in annualized pre-tax net savings of approximately $12 million starting in the second half of 2014 and each year thereafter.

  •
  We implemented shared services in finance, legal, human resources and information technology in a manner that will enable us to scale our core business with minimal incremental cost; however, we expect to see most of the benefit from these changes beginning in 2015.

  •
  Despite having incurred significant restructuring costs in 2013, most of our financial measures remained relatively flat or showed improvement, indicating that our restructuring is having the intended positive impact.

While we believe management made significant strides in 2013 to focus the business on our three pillars and implement significant restructuring plans across the Company, we realize that these important achievements have not yet been fully reflected in our financial performance measures.

Compensation Highlights.    Our compensation actions and decisions in 2013 reflect that we are currently engaged in significant restructuring for the future and our intention to incentivize our management team to

      2014 Proxy Statement    29

successfully complete the implementation of the restructuring plan. Accordingly, we took the following actions with respect to the compensation of our executive officers in 2013:

  •
  Compensation Program focused on Restructuring Objectives.  Our 2013 compensation program was created and implemented in the context of our ongoing restructuring efforts, and was specifically designed to complement those efforts. The program focused on both acknowledging the progress our executive officers have made thus far in implementing the restructuring and providing meaningful incentives to continue improving the short- and long-term financial performance of the Company by completing the restructuring program as quickly and successfully as possible.

  •
  Base Salaries Remained Flat.  We did not increase the base salaries of our executives between 2012 and 2013, with the exception of a $30,000 increase in Mr. Douglas's salary.

  •
  Performance-based Cash Bonus Paid-out at 48% of Target.  Our annual performance-based cash award plan (which was designed to reward our executive officers based on their ability to execute on our annual operating plan) paid out at approximately 48% of the target award opportunities.

  •
  Equity Compensation Focused on Incentivizing Long-term Performance.  Our 2013 equity compensation program was designed to incentivize our management team to focus on long-term growth and improvement of shareholder value by granting time-vested equity awards in the form of RSUs that vest over a three year period to our CEO and other executive officers. The 2013 equity compensation program included a grant of RSUs to our CEO, which was the first grant of equity to our CEO in two years.

  •
  Adopted a Stock Ownership Policy for Executives.  We adopted a stock ownership policy applicable to certain executive officers, including our CEO.

The graph below illustrates the difference between Chief Executive Officer's reported compensation in each year between 2011 and 2013 (as disclosed in the Summary Compensation Table included in our Proxy Statement for each year) and the compensation that he actually realized in each of those years. We believe this supplemental information is instructive regarding our executive compensation philosophy, as the majority of his reported compensation is either (i) annual cash incentive compensation that is realizable only if the Company meets or exceeds the applicable performance measures (i.e., the annual performance-based cash award), or (ii) long-term equity compensation designed to align our CEO's interests with those of our shareholders and encourage his long-term commitment to the Company. As illustrated, the value of the compensation our CEO actually realized

      2014 Proxy Statement    30

over the last three years is significantly less than the total compensation amounts shown in the Summary Compensation Table.

(1)
We did not grant any equity awards to our CEO in 2012, resulting in lower Reported Compensation.

2014 Compensation Changes.    While our 2013 compensation reflected a company in a restructuring and transformative stage, we expect our compensation in 2014 to reflect our entering into a more predictable growth phase. We intend to have our compensation evolve in step with the stabilization, focus on core pillars and growth of our business.

Executive Compensation Policies.    We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company's short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive

      2014 Proxy Statement    31

talent. Consistent with our commitment to best practices in executive compensation, during 2013 we continued to maintain the following compensation policies and practices:

  •
  Independent Compensation Committee.  The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns;

  •
  Independent Compensation Committee Advisors.  The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2013 compensation reviews. This consultant performed no consulting or other services for the Company;

  •
  Annual Executive Compensation Review.  The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company;

  •
  Flexible NEO Employment Agreements.  We have "at will" employment agreements with our NEOs, which provide for annual reviews of base salary and include both short-term and long-term incentive components;

  •
  "Double-Trigger" Change-in-Control Arrangements. All change-in-control payments and benefits are based on a "double-trigger" arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

  •
  Performance-Based Incentives.  Our annual performance-based cash award opportunities are based primarily on the Company's achievement of key financial performance targets established by the Compensation Committee, with no more than 20% of the award opportunities based on subjective individual performance;

  •
  Multi-Year Vesting Requirements.  All equity awards we grant to our NEOs are subject to time-based vesting over a three-year service period, which incentivizes our NEOs to remain with the Company and aligns the interests of our NEOs with those of our shareholders;

  •
  No Tax Reimbursements.  We do not provide tax gross-ups or other tax payments to the NEOs;

  •
  No Change-in-Control Tax Reimbursements.  We do not provide excise tax gross-ups or other tax reimbursement payments in connection with change-in-control payments and benefits;

  •
  No Retirement Plans.  Aside from participation in our 401(k) program, which is available to all full-time, salaried employees, we do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;

  •
  No Special Health or Welfare Benefits.  Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

  •
  Hedging Prohibited.  We prohibit our employees from hedging any Company securities; and

  •
  Succession Planning.  We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

Named Executive Officers The following discussion provides information regarding the compensation program for our principal executive officer, each person who served as our principal financial officer at any time during the year and three executive officers who were employed by us during fiscal 2013 and who were the most

      2014 Proxy Statement    32

highly-compensated executive officers of the Company (other than our principal executive officer and principal financial officer). For 2013, the Company's Named Executive Officers (the "NEOs") were:

Name	Position
David C. Peterschmidt	President and Chief Executive Officer (our "CEO")
Claude J. Pumilia*	(former) Executive Vice President, Chief Financial Officer, and Treasurer
Michael Lehman*	Interim Chief Financial Officer
Richard Genovese*	Executive Vice President and Chief Operating Officer (our "COO")
Anthony Fogel	Senior Vice President and Chief Human Resources Officer
Robert Bruce Douglas	Senior Vice President and General Manager, North America

* Management Changes during 2013. Mr. Pumilia resigned in September 2013 and Mr. Lehman served as interim Chief Financial Officer until February 2014, when Christian Mezger was appointed to serve as Chief Financial Officer. Mr. Mezger previously served as our Senior Vice President of Corporate Finance. In keeping with our goal of optimizing our management structure and reducing related corporate overhead, we have decided not to replace the position vacated by Mr. Mezger upon his promotion. In addition, Mr. Genovese resigned in January 2014. Following his departure, we chose not to replace the Chief Operating Officer position and instead pushed down operational responsibility and leadership closer to our marketplaces.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices given the goals and objectives of our executive leadership, our strategic plan, and the feedback we received from shareholders at and following our 2013 Annual Meeting of Shareholders regarding executive compensation. The following section also analyzes how and why the Compensation Committee of our Board of Directors (the "Compensation Committee") arrived at the specific compensation decisions for our executive officers in 2013 and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Compensation Philosophy and Objectives

We compete with many other companies to attract and retain a skilled leadership team. To meet this challenge, we have employed and continue to employ a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and that reward them for achieving our long-term financial and strategic objectives.

In making decisions about the design and operation of our executive compensation program, the Compensation Committee continues to be guided by a philosophy with several critical elements:

  •
  we seek to provide total compensation opportunities that enable us to recruit and retain executive officers with the experience, skills and motivation to effectively improve our operating results and lead us to the next stage of development;

  •
  we use compensation vehicles that are designed to establish a clear alignment between the interests of our executive officers and the interests of our shareholders;

  •
  we seek to reinforce a culture of ownership, excellence, and responsiveness; and

  •
  we seek to offer competitive and fair compensation opportunities to our executive officers.

Consistent with this overarching philosophy, the Compensation Committee seeks to achieve the following objectives in formulating our compensation policies and making compensation decisions:

  •
  create a direct and meaningful link between our business results, individual performance, and rewards;

      2014 Proxy Statement    33

  •
  calibrate compensation opportunities to appropriately reward executives depending on the Company's financial and operational performance;

  •
  provide strong incentives to create a sense of urgency to promote our profitability and growth to create shareholder value and reward exceptional performance;

  •
  ensure that all executive officers have the opportunity to share in the success we create;

  •
  provide equity awards that reflect potential contributions as measured by position and expertise;

  •
  ensure that compensation plans and arrangements are simple to communicate and understandable; and

  •
  ensure that compensation plans and arrangements are flexible enough to adjust to changing economic circumstances.

Compensation Program Design

As approved by the Compensation Committee, in 2013 the compensation of our executive officers consisted of four primary components, each as described in greater detail below: (1) base salary, (2) annual performance-based cash awards, (3) long-term equity incentive compensation in the form of time-vested RSU awards, and (4) retirement, health and welfare benefits. Through the combination of performance-based cash award opportunities and long-term equity compensation opportunities that may increase or decrease in value depending on the Company's results, our 2013 executive compensation program focused on rewarding our executive officers based on the performance of the Company over both the short and long-term. This is consistent with our current restructuring and growth focus.

      2014 Proxy Statement    34

The cash compensation program approved by our Compensation Committee for 2013 allocated approximately 55% - 65% of potential cash earnings to base salary and approximately 35% - 45% to compensation in the form of annual performance-based cash award opportunities, assuming the Company achieved the target performance levels established by the Compensation Committee. However, as shown by the following chart, in 2013 our CEO earned only a portion of his potential 2013 performance-based cash awards. As a result of not receiving a portion of his target cash bonus awards, base salary made up a larger portion of our CEO's total cash compensation in 2013 (approximately 61%) than it otherwise would have.

CEO 2013 Target vs. Actual Cash Compensation
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
$1.5 Million
$474,762
$436,488
$675,000
$1.1 Million
$436,488
$675,000
Target Cash Compensation
Actual Cash Compensation
Base Salary
Performance-based Cash Awards earned in 2013
Unearned Performance-based Bonus Potential

Our long-term equity incentive compensation program is designed to incent and reward our executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our executive officers with those of our shareholders, while also encouraging retention through time-based vesting requirement. During 2013, we granted our NEOs RSU awards covering shares of our common stock that vest over a three-year period as our primary vehicle for providing long-term incentive compensation. Because the value of these time-based vesting RSUs is determined at the time the awards ultimately vest, which may be up to three years from the grant date, we believe they encourage our executive officers to focus on driving sustainable, long-term growth in the Company's operating performance and financial results.

The actual mix of base salary, annual performance-based cash award, and equity awards with respect to each NEO for 2013 was subject to the nature of the specific business for which each NEO was responsible and the judgment of the Compensation Committee in consultation with our CEO. We believe this mix supported our compensation philosophy and was appropriate to provide each executive officer with (i) a competitive base

      2014 Proxy Statement    35

salary, (ii) sufficient "at-risk" compensation to drive performance against objectives, without creating undue risk for the Company as a whole, and (iii) time-vested equity compensation to encourage long-term retention and commitment to the Company and alignment with shareholder interests. The following charts show the allocation of base salary, annual cash incentives and long-term equity compensation for our CEO and our other NEOs not including our CEO.

(1)
Excluding Other Compensation

      2014 Proxy Statement    36

Compensation Setting Process

Role of Compensation Committee.    The Compensation Committee is responsible for formulating, determining, reviewing, and modifying the compensation of our executive officers as well as the development and oversight of our compensation philosophy. The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it determines in its discretion, in connection with the discharge of its responsibilities.

The Compensation Committee:

  •
  evaluates the performance of our CEO and other executive officers in light of our corporate goals and objectives and, based on such evaluation, reviews and approves the annual base salary, annual performance-based cash award opportunities and awards, long-term incentive compensation (including stock options and RSU awards) and, as necessary, post-employment compensation arrangements and health and welfare benefits;

  •
  reviews, approves, and reports to our Board of Directors with respect to our annual performance-based cash awards and equity-based plans and grants of awards thereunder;

  •
  reviews and approves all equity compensation plans and awards pursuant to our shareholder-approved plans; and

  •
  reviews succession planning for our CEO and other executive officers.

Role of Management.    In determining the performance criteria and compensation of our executive officers, the Compensation Committee takes into account the recommendations of our CEO (except with respect to his own compensation). Typically, our CEO will make these recommendations for our executive officers based on his assessment of each executive officer's individual performance as well as his knowledge of each executive officer's job responsibilities, seniority, expected future contributions, and his evaluation of competitive market data.

Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. Decisions with respect to our CEO's compensation are made by the Compensation Committee, all of the members of which are also independent members of our Board of Directors.

Role of Compensation Consultant.    During 2013, the Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm, as its compensation consultant. Compensia serves at the discretion of the Compensation Committee. Compensia was engaged to provide advice and information relating to executive officer and director compensation. In 2013, Compensia also assisted the Compensation Committee in (i) reviewing our Peer Group, (ii) analyzing executive officer compensation, (iii) reviewing and analyzing market data related to our executive officers' base salaries, annual performance-based cash incentives, and long-term equity incentive compensation levels, (iv) evaluating equity plan design and structures, and (v) evaluating non-employee director compensation.

Compensia reports directly to the Compensation Committee and did not provide any services to the Company or its management in 2013 other than those provided to the Compensation Committee described above. The Compensation Committee has considered the independence of Compensia in light of the new listing standards of the NYSE on compensation committee advisor independence and the rules of the SEC and has concluded that the work performed by Compensia did not raise any conflict of interest.

Compensation-Related Risks.

To avoid encouraging unnecessary or excessive risk taking in our compensation practices, we use:

  •
  a mix of fixed (annual base salary) and variable performance-based cash compensation;

  •
  equity awards that vest over a significant period of time, thus tying an executive officer's equity compensation to the executives' retention by the Company and the Company's long-term financial success; and

      2014 Proxy Statement    37

  •
  above-target incentive compensation that, if earned, is paid based on the completion of full-year performance for achieving or exceeding our financial goals.

Competitive Market Analysis

The Compensation Committee selected its competitive market reference group to comprise a group of companies with median revenues of approximately 0.5 to 2.0 times our revenue and market capitalizations of approximately 0.2 to 5.0 times our market capitalization, with business models reasonably similar to ours and which represented both business and labor market competitors (our "Peer Group"). The compensation practices of our Peer Group were the primary guide used by the Compensation Committee to compare the competitiveness of each compensation component and overall compensation levels (base salary, target annual performance-based cash award opportunity, and long-term incentive compensation). During 2013, the following companies comprised our Peer Group:

Acxiom, Inc. (NASDAQ: ACXM)	iGATE Corporation (NASDAQ: IGTE)
CBIZ, Inc. (NYSE: CBZ)	ManTech International (NASDAQ: MANT)
CDI (NYSE: CDI)	MAXIMUS, Inc. (NYSE: MMS)
Computer Task Group (NASDAQ: CTGX)	NCI, Inc. (NASDAQ: NCIT)
Convergys (NYSE: CVG)	Perficient, Inc.
Exlservice Holdings, Inc. (NASDAQ: EXLS)	Sapient Corporation (NASDAQ: SAPE)
The Hackett Group, Inc. (NASDAQ: HCKT)	Syntel, Inc. (NASDAQ: SYNT)

The Compensation Committee intends to use this same Peer Group in 2014, but also intends to regularly review our Peer Group to ensure that the companies are appropriate comparators and also will review, on at least an annual basis, the executive compensation practices of our Peer Group.

In 2013, the Compensation Committee also was provided with and used as a reference source competitive compensation data from the 2013 Radford Global Technology survey. The Radford Global Technology survey provides deeper and more precise competitive compensation data than is available solely from the public filings of the Company's Peer Group, including access to proprietary market compensation information from both public private companies through a searchable database.

Results of 2013 Shareholder Advisory Vote on Executive Compensation

At our 2013 Annual Meeting of Shareholders, our shareholders expressed their continued support of our executive compensation program by voting to approve, on an advisory (non-binding) basis, the compensation of our NEOs. More than 73% of the votes cast supported our executive compensation policies and practices. The Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions of our shareholders and considered the outcome of the advisory vote at the 2012 Annual Meeting of Shareholders in making compensation decisions for 2013, as reflected in this Proxy Statement. The Compensation Committee believes that our executive compensation program is designed to support our Company and our business strategies, in concert with our compensation philosophy and guiding principles. That belief is supported by past advisory votes of our shareholders as well as the feedback from interactions between our management team and various shareholders. The Compensation Committee will continue to take into account the outcome of future shareholder advisory votes in its future deliberations on executive compensation matters. Our Board and management team generally put a high priority on proactive shareholder engagement, and our CEO and CFO spend significant amounts of time each year meeting with individual investors, attending investor conferences and responding to questions and concerns of our shareholders. In addition, every meeting of the Board includes a briefing from management regarding shareholder engagement activities and concerns.

Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each component, and how compensation amounts are determined.

      2014 Proxy Statement    38

Base Salary

The Compensation Committee conducts an annual review of each executive officer's base salary, with input from our CEO (except with respect to his own base salary), and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, individual contributions and responsibilities, position in the case of a promotion, competitive market conditions, and retention objectives. While the Compensation Committee believes that the base salaries of our executive officers should generally approximate the 50th percentile of the competitive market for comparable positions at the companies in our Peer Group, it makes decisions on individual adjustments to base salaries in its sole discretion based on its evaluation of the foregoing factors.

For 2013, the Compensation Committee sought to balance (i) the need to reward our management team for its successful efforts in achieving our business and restructuring objectives and incentivize the team to continue to build off the newly restructured business platform, against (ii) the fact that the effects of restructuring are not yet fully reflected in our financial performance. As a result, the Compensation Committee determined not to increase the base salaries of our NEOs from 2012 to 2013 (with the exception of Mr. Douglas), and to emphasize long-term and performance-based compensation. The base salaries of our NEOs for 2013 are set forth in the table describing our annual performance-based cash award program and the 2013 Summary Compensation Table below.

Annual Performance-Based Cash Awards

We use performance-based cash awards to motivate our executive officers to achieve the short-term financial and strategic objectives that further our annual operating plan. In February 2013, the Compensation Committee approved our 2013 performance-based cash award program, pursuant to which our executive officers, including the NEOs, had the opportunity to earn cash awards each fiscal quarter based on the performance of the Company during that quarter as measured against pre-established corporate performance objectives established by the Compensation Committee and each executive officer's personal contributions to the Company's performance (the "2013 Incentive Awards"). The 2013 Incentive Awards were structured to be earned on a quarterly basis to create a sense of urgency and discourage thinking that any unearned incentive award amounts could be earned later in the year. Consequently, if there was no payment with respect to the 2013 Incentive Awards for a fiscal quarter (because the threshold performance level for a corporate performance objective was not achieved for that quarter), then the portion of the award attributable to that fiscal quarter was forfeited.

Target Award Opportunities

The Compensation Committee sets the target annual performance-based cash award opportunities (which are expressed as a percentage of base salary) based on its review of each executive officer's performance, individual contributions and responsibilities, competitive market conditions, and retention objectives. We believe in providing our executive officers with target total cash compensation opportunities that fall at approximately the median of the competitive market. For 2013, however, we increased the target annual performance-based cash award opportunity for certain key executive officers, including Mr. Peterschmidt, Mr. Genovese and Mr. Douglas, to approximately the 75th percentile of our Peer Group to emphasize performance-based compensation over

      2014 Proxy Statement    39

base salary in the mix of target total cash compensation for 2013. Target 2013 Incentive Award opportunities for the NEOs were as follows:

Named Executive Officer	2013 Base Salary ($)	Target 2013 Performance-based Award Opportunity (as a Percentage of Base Salary)	Target 2013 Performance-based Award Opportunity ($)
David C. Peterschmidt	675,000	135%	911,250
Claude J. Pumilia	420,000	90%	378,000
Michael Lehman	416,000 (1)	— (1)	— (1)
Richard Genovese	480,000	115%	552,000
Anthony Fogel	330,000	75%	247,500
Bruce Douglas	350,000	90%	315,000
  (1)
  Mr. Lehman served as the Company's interim Chief Financial Officer from September 24, 2013 through the end of 2013. The Base Salary number presented is annualized, meaning it represents the amount of Base Salary Mr. Lehman would have earned had he been employed for all of 2013. Mr. Lehman was not eligible to participate in the Company's 2013 Cash Incentive Award Program.

Corporate Performance Objectives

The 2013 Incentive awards were directly linked to corporate and business unit performance measures as selected by the Compensation Committee with associated target levels for each such measure, based on the recommendations of our CEO (other than with respect to his own annual performance-based cash award opportunity). For our CEO and NEOs other than Mr. Douglas, corporate performance objectives were established by the Compensation Committee based on its assessment of the key drivers for our annual operating plan. In the case of Mr. Douglas, his awards were based on similar measures that related to the performance of the corporate functions and business unit that he manages.

For purposes of the 2013 Incentive Awards for all our executive officers except Mr. Douglas, half of the award opportunity determined by corporate performance was based on quarterly achievement of our target revenue levels for the year (40% of the total cash award target opportunity) and half of the award opportunity was based on quarterly achievement of our target EBITA levels for the year (40% of the total target award opportunity). As discussed below, the remaining 20% of the total annual target award opportunity of each executive officer except for Mr. Douglas was based on an evaluation of his or her individual performance against specific, non-financial criteria established by the Compensation Committee (Mr. Douglas's 2013 Incentive Awards did not contain an individual performance component). The Compensation Committee selected these measures because revenue is a direct indicator of our ability to successfully execute on our annual operating plan, while EBITA is an effective measure of our profitability. EBITA stands for Earnings Before Interest, Tax, and Amortization expenses. In our case, EBITA is determined by deducting the cost of consulting services, cost of other revenue, and selling, general and administrative expenses for a given period (all as reported in our financial statements) from the total revenue reported in our financial statements for such period.

Pursuant to their terms, the 2013 Incentive Awards were to be paid if the fiscal quarter's results on an annualized basis met the specified threshold levels. Further, to earn any portion of the 2013 Incentive Awards subject to the corporate performance objectives, a specified minimum performance threshold had to be achieved for each specific measure:

  •
  In the case of the revenue measure, the threshold performance level was 65% of the EBITA target level for the fiscal quarter and 85% of the revenue target level for the fiscal quarter (the "revenue threshold"); and

  •
  In the case of the EBITA measure, the threshold performance level was 85% of the EBITA target level for the fiscal quarter (the "EBITA threshold").

For purposes of the 2013 Incentive Awards, the revenue and EBITA performance objectives were treated as independent performance objectives; that is, our executive officers were eligible to receive an award payment for exceeding the threshold performance level for one objective even if the threshold performance level for the other objective was not met; provided, however, that no award payment would be made for a fiscal quarter if the

      2014 Proxy Statement    40

Company as a whole or any business unit of the Company failed to achieve at least 65% of the EBITA target level for that fiscal quarter.

In the case of our CEO, COO, Mr. Pumilia and Mr. Fogel, if the revenue threshold and EBITA threshold were met or exceeded in a given fiscal quarter, the amount of the award to be paid for that quarter ranged from a minimum of 55% (for threshold performance) to a maximum of 100% (for target performance or above) of the target award opportunity for that NEO (as reflected in the table above) attributable to the corporate performance objectives (80% of their target award opportunity), depending on the actual performance level achieved. For example, if the Company achieved only the revenue threshold and the EBITA threshold for a given quarter, then our CEO, COO, Mr. Pumilia and Mr. Fogel would receive one quarter of 80% of their respective target awards at a 55% payment level factor. Alternatively, if the Company achieved 100% of the target levels for the revenue and EBITA objectives in a given quarter, then they would receive one quarter of 80% of their target award at 100% payment level.

In the event that the Company exceeded the target performance levels for one or both of the corporate performance objectives, payments with respect to such "over-performance" were to be paid only after the end of the fiscal year, and any such payments were capped at 200% of the NEO's target award opportunity for performance equal to 150% of the target level. For example, if the Company achieved 150% of the revenue and EBITA target levels for the entire year, then our CEO, COO, Mr. Pumilia and Mr. Fogel would have received, in aggregate (i.e., including both the quarterly payments and end of year over-performance payment), 80% of their respective target awards at a 200% payment level (that is, at an amount that was twice their target award opportunity).

Revenue and EBITA Performance Level / Award Payment Factor	Company Revenue Target ($)	Company EBITA Target ($)	North America Revenue Target ($)	North America EBITA Target ($)	International Revenue Target ($)	International EBITA Target ($)
150% Maximum / 200% Payment	1,352,209,500	44,305,500	695,400,000	55,950,000	690,259,500	51,655,500
100% Target / 100% Payment	901,473,000	29,537,000	463,600,000	37,300,000	460,173,000	34,437,000
Threshold 85% / 55% Payment	766,252,050	25,106,450	394,060,000	31,705,000	391,147,050	29,271,450

Individual Performance

The remaining 20% of our executive officers' target annual awards (except for Mr. Douglas's award) were based on a subjective assessment of each executive officer's individual performance. These assessments were conducted by the Compensation Committee at the end of June and again at the end of the year, and any resulting awards were paid bi-annually, 50% after the end of the second fiscal quarter and 50% after the end of the fourth fiscal quarter. For purposes of the 2013 Incentive Awards, the Compensation Committee exercised its subjective judgment to evaluate each NEO's (other than Mr. Douglas) individual performance, taking into consideration such criteria as professional effectiveness, leadership, strategic and operational execution and creativity.

Actual Award Decisions for 2013

With respect to the corporate performance measures applicable to the 2013 Incentive Awards of our CEO, COO, Mr. Pumilia and Mr. Fogel, we achieved revenue of $219 million for the first fiscal quarter, $220 million for the second fiscal quarter, $215 million for the third quarter, and $222 million for the fourth fiscal quarter, which resulted in payment of a revenue award at the threshold level (55%) in each quarter except the third quarter (in the third quarter, the Company did not achieve the 65% EBITA minimum, and therefore no awards were paid on either performance measure). In addition, we achieved EBITA levels in each quarter that resulted in payment of the EBITA portion of each executive officer's award at the threshold level (55%) in each quarter except the third quarter.

In addition, the Compensation Committee assessed the individual performance of these NEOs at the end of June 2013 and then again at the end of 2013 and determined that our CEO should receive $91,125 with respect to the first half of the year and $91,125 with respect to the second half of the year, our COO should receive $55,200

      2014 Proxy Statement    41

with respect to the first half of the year and no bonus with respect to the second half of the year, Mr. Pumilia should receive $37,800 with respect to the first half of the year and no bonus with respect to the second half of the year, and Mr. Fogel should receive $24,750 with respect to the first half of the year and $24,750 with respect to the second half of the year.

With respect to the corporate performance measures applicable to the 2013 Incentive Award of Mr. Douglas, we achieved North American revenue and global revenue for each quarter that, in the aggregate, resulted in a 60% payment with respect to that measure for the year. In addition, we achieved North American EBITA and global EBITA for each quarter that, in the aggregate, resulted in a 38% payment with respect to that measure for the year.

The actual 2013 Incentive Award payments made to the NEOs for 2013 are set forth in the following table:

Named Executive Officer	Target 2013 Performance-based Award at 100% Achievement ($)	Actual 2013 Performance-based Award ($)	Actual 2013 Performance-based Award as a Percentage of Target (%)
Mr. Peterschmidt	911,250	436,488	48%
Mr. Pumilia (1)	378,000	111,132 (1)	29%
Mr. Lehman	— (2)	— (2)	— (2)
Mr. Genovese	552,000	162,288	29%
Mr. Fogel	247,500	118,553	48%
Mr. Douglas	315,000	154,508	49%
  (1)
  Mr. Pumilia resigned from the Company in September of 2013, and was therefore only eligible to participate in the Cash Incentive Award Program for the first three fiscal quarters of 2013 . Mr. Pumilia's total cash incentive award for the first and second fiscal quarters of 2013 was $111,132, and no cash incentive awards were made for the third quarter of 2013 because the Company did not achieve the necessary financial performance.

  (2)
  Mr. Lehman served as the Company's interim Chief Financial Officer from September 2013 through the end of 2013, and was not eligible to participate in the Company's 2013 Cash Incentive Award Program.

The actual 2013 Incentive Award payments to the NEOs for 2013 are also included in the "Summary Compensation Table" below.

Long-Term Incentive Compensation

We use equity awards to incent and reward our executive officers, including the NEOs, for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our executive officers with those of our shareholders. We do not apply a rigid formula in determining the value of equity awards to be granted to our executive officers upon their initial employment. Instead, these awards are established through arms-length negotiation at the time the individual executive officer is hired. Thereafter, as part of its annual review of our executive compensation program, the Compensation Committee determines the value of any additional equity award at levels it considers appropriate. At the discretion of the Compensation Committee, the NEOs may also receive discretionary stock options or RSU awards for exceptional performance. During 2013, the Compensation Committee determined, after considering a competitive market analysis prepared by Compensia, to grant equity awards in the form of RSU awards covering shares of our common stock, subject to a three-year time-based vesting requirement.

The 2013 RSU awards will vest over a three year period, with the initial vest date occurring six months after the date of grant and quarterly thereafter. The Compensation Committee set the aggregate grant date fair value of these equity awards at a level intended to create a meaningful opportunity for reward predicated on the creation of long-term shareholder value. In particular, each executive's award value was based on, among other things, the competitive compensation for such executive officer's position, the critical nature of his or her role, retention objectives, internal pay equity, outstanding equity awards, constraints on the size of the pool of shares available. In 2013, our RSU awards reflected our restructuring phase and the target total direct compensation opportunities of our executive officers were consistent with the 75% percentile of the competitive market for executive officers

      2014 Proxy Statement    42

with key operational roles, including the CEO, COO, and Mr. Douglas, and the 50th percentile for our other executive officers. We anticipate that as we enter more stable growth, our RSU and other long-term awards will be adjusted accordingly.

In 2013, the Compensation Committee granted our CEO an RSU award covering 976,000 shares of our common stock. The purpose of this grant was to return our CEO's overall compensation opportunities to approximately the 75th percentile of the competitive market. Our CEO did not receive an equity award in 2012, and his aggregate compensation had therefore dropped considerably below the 75th percentile target. In addition, the Compensation Committee continues to believe that RSU awards are helpful retention tools that align CEO and other NEO performance with long-term shareholder returns. The equity awards granted to the NEOs in 2013 were as follows:

Named Executive Officer	Aggregate Grant Date Fair Value	Stock Option (Number of Shares)	RSU Award (Number of Shares)
Mr. Peterschmidt	$4,089,440	—	976,000
Mr. Pumilia (1)	$1,073,234	952,107	238,182
Mr. Lehman (2)	—	—	—
Mr. Genovese (3)	$2,327,557	135,492	519,456
Mr. Fogel	$419,000	—	100,000
Mr. Douglas (4)	$838,000	—	200,000
  (1)
  The amounts reported for Mr. Pumilia include the effects of the accelerated equity awards that vested in 2013 pursuant to Mr. Pumilia's severance agreement. A portion of the Grant Date Fair Value amount represents the incremental fair value of the RSU awards and stock options that were accelerated, and the number of shares underlying the Stock Option and RSU Award grants include the additional shares from prior-year awards that were accelerated and became vested in 2013 pursuant to Mr. Pumilia's severance agreement (because these options and RSUs would not have vested but for the terms of the severance agreement, they are considered a new grant in 2013).

  (2)
  Mr. Lehman served as our interim Chief Financial Officer from September 2013 through the end of 2013 and did not receive any equity awards in connection with his service.

  (3)
  The amounts reported for Mr. Genovese include the effects of the accelerated equity awards that vested in 2013 pursuant to Mr. Genovese's severance agreement. A portion of the Grant Date Fair Value amount represents the incremental fair value of the RSU awards and stock options that were accelerated, and the number of shares underlying the Stock Option and RSU Award grants include the additional shares from prior-year awards that were accelerated and became vested in 2013 pursuant to Mr. Genovese's severance agreement (because these options and RSUs would not have vested but for the terms of the severance agreement, they are considered a new grant in 2013).

  (4)
  During 2013, Mr. Douglas reported directly to Mr. Genovese, and therefore Mr. Genovese provided input with respect to the equity awards granted to Mr. Douglas. In 2014, Mr. Douglas will report directly to our CEO along with our other executive officers.

The equity awards granted to the NEOs during 2013 are set forth in the 2013 Summary Compensation Table and the 2013 Grants of Plan-Based Awards Table below.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan available on the same terms and conditions to all of our full-time employees, including the NEOs. Under this plan, participants may elect to make pre-tax contributions of up to 75% of their compensation, with the exception of employees who meet the Internal Revenue Service discrimination testing definition of "highly-compensated employees," who may contribute a maximum of 9%. Contributions made may not exceed the statutory income tax limitation, which was $17,500 in 2013. In addition, in 2013 employees 50 years old or older were eligible to make an annual "catch-up" contribution of up to $5,500. For the 2013 plan year, we matched up to 33% of the first 6% of compensation contributed to the plan, based on length of service with the Company, with a limit of $2,000 per calendar year. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our executive officers, including the NEOs, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance,

      2014 Proxy Statement    43

accidental death and dismemberment insurance, basic life insurance coverage, and long-term care coverage. These benefits are provided to our executive officers on the same basis as to all of our full-time employees.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. From time to time, we have provided limited perquisites to certain executive officers, such as reimbursement of relocation expenses, commuting and travel expenses for executives who live and work remotely, spousal travel and meals, or access to sporting and event tickets. In 2013, we provided Mr. Genovese with perquisites in connection with his regular commute from his home in Dallas to our offices in Colorado, including the use of a leased car and condo in Denver, Colorado and reimbursement of airfare and other travel expenses. Aside from these perquisites to Mr. Genovese, which are further described in the "Summary Compensation Table" below, we did provide any perquisites or other personal benefits to our other NEOs in 2013.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements and Post-Employment Compensation

Starting in 2011, the Compensation Committee initiated a program to enter into standardized "at will" employment agreements with all of our senior executive officers, including the NEOs, replacing the then-existing employment agreements, offer letters and change in control agreements to which the NEOs were parties. By implementing a standardized form of executive employment agreement, the Compensation Committee standardized the severance and change in control terms and conditions applicable to all our current and future executive officers, including terms and other conditions concerning the circumstances under which severance occurs and payments of post-employment benefits and compensation. In making these changes, the Compensation Committee recognized our ongoing need to maintain competitive compensation packages to retain qualified personnel and to attract qualified candidates to fill our most critical positions. These competitive compensation packages should contain a financial inducement sufficient to retain critical personnel and to motivate candidates to accept our employment offer over any competing offers. At the same time, the Compensation Committee was sensitive to the need to integrate existing and new executive officers into the executive compensation structure that we have been seeking to develop, balancing both competitive and internal pay equity considerations.

The Compensation Committee evaluated and determined the payments and benefits to be provided pursuant to these executive employment agreements based, in part, upon an analysis prepared by its compensation consultant regarding the practices of our Peer Group and other employment market-related data.

In addition to standard provisions relating to compensation payments and benefits, confidentiality, non-competition and non-solicitation of clients and employees, the employment agreements also provide these executive officers, including the NEOs, with certain protection in the event of termination of their employment under specified circumstances, including following a change in control of the Company. We believe that entering into these agreements helps these executive officers maintain continued focus and dedication to their assigned duties to maximize shareholder value when faced with a potential transaction that could involve a change in control of the Company. The terms and conditions of these agreements were determined after review by our Compensation Committee of our retention goals for each executive officer, as well as an analysis of competitive market data.

For a summary of the material terms and conditions of the post-employment compensation arrangements for the NEOs, see "Potential Payments upon Termination or Change in Control."

      2014 Proxy Statement    44

Executive Compensation Tables

2013 Summary Compensation Table

The following table discloses the compensation awarded, earned, or paid to each named executive officer for the fiscal year ended December 31, 2013, as well as the two prior fiscal years, where applicable. Numbers have been rounded to the nearest dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
David C. Peterschmidt	2013	675,000	—	4,089,440	—	436,488	1,524		5,202,452
President & CEO	2012	662,885	—	—	—	488,374	3,048		1,154,307
	2011	600,000	—	2,088,000	—	259,500	37,584	&zwsp; (5)	2,985,084

Richard Genovese (6)	2013	480,000	—	2,133,126	194,431	162,288	2,516		2,972,361
EVP & COO	2012	462,692	—	814,000	662,760	271,790	2,501		2,213,743
	2011	108,154	—	424,500	900,000	28,572	750		1,461,976

Michael E. Lehman (7)	2013	112,000	—	—	—	—	183		112,183
Interim CFO

Anthony Fogel (8)	2013	330,000	—	419,000	—	118,553	2,180		869,733
SVP & CHRO	2012	246,231	—	330,000	358,260	81,327	1,152		1,016,970

Robert Bruce Douglas (9)	2013	348,731	—	838,000	—	154,508	2,180		1,343,419
SVP & GM, North America	2012	320,000	52,000	82,600	67,254	104,000	869		626,723

Claude J. Pumilia (10)	2013	308,539	—	957,294	115,940	111,132	809,887	(11)	2,302,803
(Former) EVP & CFO	2012	413,077	—	407,000	552,300	237,817	1,860		1,612,054
	2011	271,846	—	985,500	2,077,800	88,493	1,418		3,425,057

(1)
Reflects any discretionary cash payments.

(2)
The amounts reported in these columns reflect the grant date fair value of the RSU and option awards granted during the applicable year, computed in accordance with ASC Topic 718. Assumptions used in the calculation of grant date fair value for equity awards granted in 2013 are included in Note 13 to the Consolidated Financial Statements in our 2013 Annual Report on Form 10-K. Our 2013 Annual Report on Form 10-K was filed with the SEC on February 19, 2014. For 2013, a portion of the amounts reported in connection with stock and option awards to Messrs. Pumilia and Genovese represent the incremental fair value, computed in accordance with ASC Topic 718, of the RSU awards and stock options that were accelerated in connection with their respective separation from the Company.

(3)
Reflects total actual cash incentive awards which are based on the performance plan targets approved by the Compensation Committee at the beginning of the fiscal year.

(4)
Consists of Company contributions under our Section 401(k) Savings Plan, amounts we pay for life insurance benefits and, in certain circumstances that are separately identified, the value of perquisites and other personal benefits with an aggregate value of at least $10,000. 401(k) Savings Plan matching contributions made by the Company for the year ended December 31, 2013, were: Mr. Genovese—$2,000, Mr. Fogel—$2,000, Mr. Douglas—$2,000 and Mr. Pumilia—$2,000. Mr. Peterschmidt and Mr. Lehman did not participate in the 401(k) Savings Plan. Life insurance premiums paid for the year ended December 31, 2013, were: Mr. Peterschmidt—$1,524, Mr. Pumilia—$131, Mr. Genovese—$516, Mr. Fogel—$180, Mr. Douglas—$180 and Mr. Lehman—$183.

(5)
In addition to the item noted in footnote 4 above, this amount includes $36,000 for the year ended December 31, 2011, for Mr. Peterschmidt's relocation expenses incurred after joining the Company in July 2010.

(6)
Mr. Genovese joined the Company in September 2011. On January 7, 2014, the Company announced that it had accepted Mr. Genovese's resignation from his role as COO effective December 31, 2013, and that his employment with the Company would officially end effective January 16, 2014. The Company and Mr. Genovese entered into a severance agreement pursuant to which the vesting of all unvested equity awards scheduled to vest on or before July 16, 2014 was accelerated and such awards vested effective December 31, 2013. In exchange, Mr. Genovese has agreed to release the Company from any claims against the Company.

      2014 Proxy Statement    45

(7)
Mr. Lehman joined the Company as interim CFO on September 9, 2013 and served as the interim CFO through December 31, 2013. Mr. Lehman stepped down as interim CFO effective February 11, 2014.

(8)
Mr. Fogel joined the company in March 2012.

(9)
Mr. Douglas was named Senior Vice President and General Manager, North America in February 2012.

(10)
Mr. Pumilia served as Chief Financial Officer from April 2011 until September 9, 2013. On September 24, 2013, the Company and Mr. Pumilia entered into a severance agreement that provided for a severance payment equal to one year of his base salary and one year of annual cash incentive award at target level. Under the severance agreement, the Company also agreed to immediately accelerate the vesting of all of Mr. Pumilia's unvested equity awards scheduled to vest through March 9, 2015. In addition, the exercise period for all vested stock options was amended to the earlier of the original expiration date or September 9, 2014. In exchange, Mr. Pumilia agreed to release the Company from any claims, as well as standard covenants regarding the Company's confidential information and intellectual property.

(11)
Consists of (i) 401(k) Savings Plan matching contributions made by the Company for the year ended December 31, 2013 in the amount of $2,000, (ii) life insurance premiums in the amount of $120, (iii) a lump sum severance payment of $798,000, and (iv) severance health benefits consisting of reimbursement of COBRA insurance premiums for a period of 18 months and totaling $9,767.

      2014 Proxy Statement    46

2013 Grants of Plan-Based Awards Table

The following table summarizes for the year ended December 31, 2013, certain information regarding stock options, RSU awards and other plan-based awards granted to the named executive officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
						All Other Option Awards: Number of Securities Underlying Options (#)
					All Other Stock Awards: Number of Shares of Stock or Units (#)			Grant Date Fair Value of Stock and Option Awards ($)
							Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Threshold ($)(2)	Target ($)(3)
David C. Peterschmidt	6/3/2013		—	—	976,000	—	—	4,089,440
	N/A		400,950	911,250	—	—	—	—

Richard Genovese (4)	6/3/2013		—	—	296,152	—	—	1,240,881
	8/1/2013		—	—	89,540	—	—	338,462
	12/31/2013	(4)	—	—	133,764	—	—	553,783
	12/31/2013	(4)	—	—	—	135,492	2.83	194,431
	N/A		242,880	552,000

Anthony Fogel	6/3/2013		—	—	100,000	—	—	419,000
	N/A		108,900	247,500	—	—	—	—

Robert Bruce Douglas	6/3/2013		—	—	200,000	—	—	838,000
	N/A		173,250	315,000	—	—	—	—

Michael E. Lehman (5)	—		—	—	—	—	—	—

Claude J. Pumilia	6/3/2013		—	—	169,232	—	—	709,074
	9/9/2013	(6)	—	—	68,950	—	—	248,220
	9/9/2013	(6)	—	—	—	952,107	(7)	115,940
	N/A		166,320	378,000	—	—	—	—

(1)
Amounts represent the potential cash incentive payments if the threshold or target performance levels are achieved under the Company's 2013 Incentive Award Program for the complete 2013 performance period (i.e., achievement of the same award level in each quarter). See the "Summary Compensation Table" for the actual Cash Incentive Award payments made to each NEO during 2013. The Compensation Committee approved 2013 target incentives for the NEOs on February 20, 2013.

(2)
Amounts shown in the threshold column are based on the assumption that the Company achieves the minimum threshold performance levels described in "Compensation Discussion and Analysis—Annual Performance-based Cash Awards" section above, in which case each NEO would have earned 55% of the target cash incentive award established by the Compensation Committee.

(3)
Under the Company's Annual Cash Incentive Award Program for NEOs, there is the possibility of receiving additional payouts in the event that business plan targets for revenue and EBITA are exceeded. Refer to "Compensation Discussion and Analysis- 2013 Annual Cash Incentive Award Targets" for details of the additional potential payouts for each individual NEO.

(4)
These awards represent the accelerated vesting of previously granted equity awards that were accelerated and became vested pursuant to terms of Mr. Genovese's severance agreement with the Company (see the description of Mr. Genovese's severance agreement above for additional details). The grant date fair value of these awards represents the incremental fair value of the RSU awards and stock options that were accelerated and would not have otherwise vested in 2013.

(5)
Mr. Lehman served as our interim Chief Financial Officer from September 23, 2013 through the end of 2013. Mr. Lehman was not eligible to participate in the Company's Cash Incentive Award Program and did not receive any equity awards in connection with his service.

(6)
These awards represent the accelerated vesting of previously granted equity awards that were accelerated and became vested pursuant to terms of Mr. Pumilia's severance agreement with the Company (see the summary description of Mr. Pumilia's severance agreement above for additional details). The grant date fair value of these awards represents the incremental fair value of the RSU awards and stock options that were accelerated and would not have otherwise vested in 2013.

(7)
This award represents the accelerated vesting of options granted pursuant to several prior option awards with varying exercise prices, and therefore a single exercise price for these modified awards cannot be stated.

      2014 Proxy Statement    47

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information concerning outstanding equity awards held by named executive officers on December 31, 2013:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)
David C. Peterschmidt	7/1/2010	1,195,833	204,167	&zwsp; (1)	2.77	7/1/2017	—		—
	6/23/2011	—	—		—	—	72,727	&zwsp; (2)	301,090
	6/3/2013	—	—		—	—	750,722	&zwsp; (3)	3,108,196

Richard Genovese (4)	9/6/2011	600,000	—		2.83	12/31/2014	—		—
	2/15/2012	50,000	—		4.07	12/31/2014	—		—

Anthony Fogel	3/20/2012	77,420	72,580	&zwsp; (5)	4.4	3/20/2019	34,090	&zwsp; (2)	141,133
	6/3/2013	—	—				76,923	&zwsp; (3)	318,461

Robert Bruce Douglas	10/13/2011	67,742	32,258	(5)	3.74	10/13/2018	14,545	(2)	60,216
	2/21/2012	16,452	13,548	(5)	4.13	2/21/2019	9,090	(2)	37,633
	6/3/2013	—	—		—	—	153,847	(3)	639,927

Michael Lehman	—	—	—		—	—	—		—

Claude J. Pumilia (6)	4/4/2011	586,047	—		6.57	9/9/2014	—		—
	2/15/2012	250	—		4.07	9/9/2014	—		—

(1)
Mr. Peterschmidt's inducement grant of stock options began vesting one year from the anniversary of the date of grant, with one-fourth of the grant vesting on the first anniversary and then vesting in equal monthly installments over the next three years.

(2)
These RSU awards vest in equal quarterly installments over three years commencing at the end of a six-month period following the grant date during which time none of the awards vest.

(3)
These RSU awards vest in equal quarterly installments over three years with the first vest occurring on the grant date.

(4)
Mr. Genovese resigned from his role as Executive Vice President and Chief Operating Officer effective December 31, 2013. Pursuant to the severance agreement between Mr. Genovese and the Company, all of Mr. Genovese's stock options and RSU awards scheduled to vest through July 16, 2014 were accelerated and immediately vested. In addition, the exercise period for all vested stock options was amended to the earlier of the original expiration date or December 31, 2014. The table above does not include any of Mr. Genovese's RSU awards since all stock options and RSUs through July 16, 2014 became vested pursuant to his severance agreement and all remaining, unvested awards scheduled to vest after July 16, 2014 were canceled. These RSU awards are included in the 2013 Option Exercises and Stock Vested Table. For Mr. Genovese's stock options, the table above lists all options that were scheduled to vest through July 16, 2014, as exercisable with a stated expiration date as the earlier of the original expiration date for such stock options or December 31, 2014.

(5)
Stock options vest in equal monthly installments over three years commencing at the end of a six-month period following the grant date during which time none of the stock options vest.

(6)
Mr. Pumilia resigned from the Company in September of 2013. Pursuant to the severance agreement between Mr. Pumilia and the Company effective September 9, 2013, all of Mr. Pumilia's stock options and RSU awards scheduled to vest through March 9, 2015 were accelerated and immediately vested. In addition, the exercise period for all vested stock options was amended to the earlier of the original expiration date or September 9, 2014. The table above does not include any of Mr. Pumilia's RSU awards since all stock options and RSUs through March 9, 2015 became vested pursuant to his separation agreement and all remaining, unvested awards scheduled to vest after March 9, 2015 were canceled. These RSU awards are included in the 2013 Option Exercises and Stock Vested Table. For Mr. Pumilia's stock options, the table above lists all options that were scheduled to vest through March 9, 2015, as exercisable with a stated expiration date as the earlier of the original expiration date for such stock options or September 9, 2014.

      2014 Proxy Statement    48

2013 Option Exercises and Stock Vested Table

The following table summarizes information with respect to stock options exercised and RSU awards that vested during 2013 for our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David C. Peterschmidt	—	—	370,683	1,467,048
Richard Genovese (2)	—	—	358,084	1,406,394
Anthony Fogel	—	—	50,350	198,316
Robert Bruce Douglas	—	—	67,971	261,170
Michael Lehman	—	—	—	—
Claude J. Pumilia (3)	—	—	294,895	1,029,334

(1)
The value was determined by multiplying the number of RSU awards by the closing market price of the underlying shares of our Common Stock on the vesting date.

(2)
Pursuant to Mr. Genovese's severance agreement, his stock options and RSU awards scheduled to vest on or before July 16, 2014, were accelerated and became vested on December 31, 2013. The table above includes all of Mr. Genovese's stock option and RSU awards that were schedule to vest through July 16, 2014 and were accelerated under Mr. Genovese's severance agreement. All vested stock options are excisable until the earlier of the original expiration date for such stock options or December 31, 2014.

(3)
Pursuant to Mr. Pumilia's severance agreement, his stock options and RSU awards scheduled to vest on or before March 9, 2015, were accelerated and became vested on September 9, 2013, and Mr. Pumilia has the right to exercise those stock options until the earlier of the original expiration date for such stock options or September 9, 2014. The table above includes all of Mr. Pumilia's stock option and RSU awards that were schedule to vest through March 9, 2015 and were accelerated under Mr. Pumilia's severance agreement. All vested stock options are excisable until the earlier of the original expiration date for such stock options or September 9, 2014.

Equity Compensation Plans

The following table sets forth information as of December 31, 2013, with respect to the Company's equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans/arrangements approved by security holders	6,121,710 (1)	$4.57	10,655,832 (2)
Equity compensation plans/arrangements not approved by security holders	2,003,633 (3)	$3.94	—

Total	8,125,343		10,665,832

(1)
Consists of 3,373,209 stock options with a weighted average exercise price of $4.57 and 2,748,501 restricted stock units.

(2)
Includes 8,180,639 shares remaining available for future grants at December 31, 2013, under our Incentive Plan, plus 2,485,193 shares available for future sales to employees under our Employee Stock Purchase Plan.

(3)
Represents 1,986,047 options issued as inducement awards and 17,586 options issued under the SCB Employee Inducement Award Plan. The options have a weighted average exercise price of $3.94.

      2014 Proxy Statement    49

Pension Plans and Deferred Compensation

The Company does not provide any defined benefit pension plans or deferred compensation benefits to our named executive officers.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Peterschmidt

The Company entered into a revised employment agreement with Mr. Peterschmidt on March 25, 2014, which provides for certain benefits and payments upon a termination or change in control. Such benefits vary depending on the nature of the termination. Upon either Mr. Peterschmidt's termination of employment by the Company without cause, or by him for good reason (each term as defined in the employment agreement), in addition to already earned salary and any earned but unpaid incentive compensation for the prior year, Mr. Peterschmidt is entitled to receive certain payments and benefits, subject to his executing a separation and release agreement. Such payments and benefits include:

  •
  a prorated performance-based cash bonus (provided that performance targets are met) for the portion of the year in which the termination occurs;

  •
  immediate vesting of all outstanding and unvested equity awards, if any (subject to achievement of performance criteria);

  •
  immediate vesting of the remaining unvested portion of the inducement equity award that was granted in connection with hiring Mr. Peterschmidt, if any;

  •
  health and dental benefits for a period of 24 months following termination for Mr. Peterschmidt and his spouse;

  •
  reimbursement of reasonable expenses incurred in connection with selling Mr. Peterschmidt's home in Colorado and relocating his family to California; and

  •
  a two year continuation of Mr. Peterschmidt's United Airlines Global Services membership.

Mr. Perterschmidt's employment agreement also provides for Change in Control payments and benefits that are structured with a "double trigger," which means they are contingent upon both a Change in Control (as that term is defined in the agreement) and an actual termination of employment by the Company without cause or a termination for good reason by Mr. Peterschmidt within 24 months after the occurrence of the Change of Control. In the event of a Change in Control followed by a termination meeting these conditions, in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, Mr. Peterschmidt is entitled to receive the following severance payments and benefits:

  •
  a prorated performance-based cash bonus (provided that performance targets are met) for the portion of the year in which the termination occurs;

  •
  a severance payment equal to 2.0 times his then current base salary and annual performance-based cash bonus at the target level in effect on the day of termination;

  •
  full vesting of all outstanding and unvested equity awards and the remaining unvested portion of the inducement equity award that was granted in connection with his hiring; and

  •
  health and dental benefits for a period of 18 months following termination for him and his spouse.

The severance payments and benefits described above are not in addition to Change in Control payments and benefits.

      2014 Proxy Statement    50

Mr. Peterschmidt's employment agreement also provides for certain benefits in the event of his termination as a result of death or long-term disability. In the event of such a termination, Mr. Peterschmidt (or his estate or beneficiaries, as applicable), would be entitled to receive:

  •
  already earned salary and any earned but unpaid incentive compensation for the prior year;

  •
  a prorated performance-based cash bonus (provided that performance targets are met) for the portion of the year in which the termination occurs;

  •
  immediate vesting of all outstanding and unvested equity awards, if any (subject to achievement of performance criteria);

  •
  immediate vesting of the remaining unvested portion of the inducement equity award that was granted in connection with hiring Mr. Peterschmidt, if any; and

  •
  reimbursement of reasonable expenses incurred in connection with selling Mr. Peterschmidt's home in Colorado and relocating his family to California.

Standard Employment Agreement for EVPs, SVPs and Key VPs:

During 2011 and 2012, the Compensation Committee implemented a program to standardize the employment agreements for the Company's executive vice presidents, senior vice presidents, and key vice presidents. As of December 31, 2013, Messrs. Douglas and Fogel were each party to an employment agreement that reflects our standard terms. The termination provisions included in the standard agreement provide that upon a termination of employment by the Company without cause (as defined in the employment agreement), in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, the executive officer is entitled to receive the following payments and benefits:

  •
  a cash severance payment equal to either nine or 12 months' of the executive officer's then current base salary and annual incentive at the target level in effect on the day of termination (depending on factors such as seniority of the executive officer);

  •
  immediate and full vesting of all outstanding and unvested equity awards that are scheduled to vest within six months following the day of termination; and

  •
  reimbursement of the cost of continuing health insurance coverage for the executive officer and his family under the Company's health insurance plan for a period of 12 months following termination.

Under the standard employment agreement, Change in Control payments and benefits are structured with a "double trigger," which means they are contingent upon both a Change in Control (as that term is defined in the agreement) and an actual termination of employment by the Company without cause or a termination for good reason by the executive officer within 12 months after the occurrence of the Change of Control. In the event of a Change in Control followed by a termination of employment meeting these conditions, in addition to already earned but unpaid salary and vacation pay and reimbursement of incurred expenses, the executive officer is entitled to receive the following severance payments and benefits:

  •
  a prorated portion of his annual incentive for the year in which the termination occurs, provided that performance targets related to the award are achieved (which is paid at the same time as the annual awards are normally paid for the year);

  •
  a severance payment equal to 1.25 times his then current base salary for one year and one year of his annual incentive at the target level as in effect on the day of termination;

  •
  immediate and full vesting of all outstanding and unvested equity awards held by him on the day of termination; and

  •
  reimbursement of the cost of continuing health insurance coverage for the executive officer and his family under the Company's health insurance plan for a period of 12 months following termination.

      2014 Proxy Statement    51

The standard employment agreements includes terms and provisions to protect the Company's business and confidential information in the event of termination of the employment of the executive officer, including standard non-compete, non-solicitation of clients, and no-hire obligations during the term of employment and for 12 months after termination of employment. All severance or Change in Control payments and benefits are subject to compliance with these provisions, as well as the receipt of a signed legal release from the executive officer. Upon a termination of employment for cause (as defined in the standard agreement), the executive officer is not entitled to any severance payments or benefits.

The Compensation Committee determined the payment provisions based, in part, on an analysis by the Compensation Committee's compensation consultant of similar provisions at companies in the Peer Group and other employment market-related data.

Employment Agreement with Mr. Lehman

Mr. Lehman served as the Company's interim chief financial officer pursuant to an Interim Executive Employment and Confidentiality Agreement with the Company dated September 24, 2013. The agreement includes terms and provisions to protect the Company's business and confidential information in the event of termination of his employment, including standard non-compete, non-solicitation of clients, and no-hire obligations during the term of employment and for 12 months after termination of employment. Mr. Lehman's employment agreement did not provide for any severance payment or other benefits upon a termination of employment in connection with a Change in Control other than payment of earned and unpaid salary through the date of separation, accrued, unpaid vacation pay through the date of separation and reimbursement of expenses incurred prior to separation.

Severance Agreement with Mr. Pumilia

In connection with Mr. Pumilia's resignation from the Company, he entered into a separation agreement with the Company, which superseded his employment agreement and provided for separation terms that the Company determined to be in the best interests of the Company and its shareholders, taking into account Mr. Pumilia's prior service as the Company's Chief Financial Officer and the value of securing certain releases and covenants from Mr. Pumilia upon his departure from the Company. Accordingly, the Company agreed to pay Mr. Pumilia a lump-sum severance payment of $798,000 that includes one year of his base salary, one year of his annual incentive at the target level, and a pro-rata portion of his annual incentive for the current year calculated at the target level. In addition, the Company agreed to accelerate the vesting of any outstanding and unvested stock options and RSU awards scheduled to vest on or before March 9, 2015. In exchange, Mr. Pumilia agreed to release the Company from any claims as well as standard covenants regarding the Company's confidential information and intellectual property.

Release Agreement with Mr. Genovese

During 2013, Mr. Genovese was party to the Company's standard executive officer employment agreement containing the severance and change-in-control terms and provisions summarized above. However, in connection with his resignation as the Company's vice president and chief operating officer, Mr. Genovese and the Company entered into a mutual release agreement effective January 16, 2014, that superseded Mr. Genovese's standard executive employment agreement. The release agreement provides for severance terms that the Company determined to be in the best interests of the Company and its shareholders, taking into account Mr. Genovese's prior service as a the chief operating officer of the Company and the value of securing certain releases and covenants from Mr. Genovese upon his departure. Accordingly, the Company agreed to accelerate the vesting of all of Mr. Genovese's outstanding and unvested stock options and RSU awards scheduled to vest on or before

      2014 Proxy Statement    52

July 16, 2014. In exchange, Mr. Genovese and the Company agreed to release each other from any claims and agreed to standard non-disparagement provisions.

Name	Termination Scenario	Total ($)	Base Salary ($)		Cash Incentive ($)		Accelerated Equity ($)		Health ($)
David C. Peterschmidt (1)	Not for Cause	3,713,475	—		—		3,688,995	&zwsp; (3)	24,480	&zwsp; (4)
	Death and Disability	3,688,995	—		—		3,688,995	&zwsp; (3)	—
	Change in Control	6,879,855	1,350,000	&zwsp; (2)	1,822,500	&zwsp; (2)	3,688,995	&zwsp; (3)	18,360	&zwsp; (4)
Anthony Fogel	Not for Cause	572,872	247,500	(5)	185,625	(5)	120,151	(6)	19,596	(6)
	Change in Control	1,201,065	412,500	(5)	309,375	(5)	459,594	(6)	19,596	(6)
Robert Bruce Douglas	Not for Cause	857,143	350,000	&zwsp; (7)	315,000	&zwsp; (7)	172,547	&zwsp; (6)	19,596	&zwsp; (6)
	Change in Control	1,585,601	437,500	&zwsp; (7)	393,750	&zwsp; (7)	734,775	&zwsp; (6)	19,596	&zwsp; (6)
Michael Lehman (8)	Resigned	—	—		—		—		—
Claude J. Pumilia (9)	Resigned	2,553,646	420,000		378,000		1,745,879		9,767
Richard Genovese (10)	Resigned	748,214	—		—		748,214		—

(1)
Reflects the terms and conditions of Mr. Peterschmidt's amended employment agreement that became effective March 25, 2014. The severance payment and award amounts presented in this chart for Mr. Peterschmidt are based on the terms and provisions of the amended agreement, but assuming a termination effectiveness date of December 31, 2013.

(2)
Mr. Peterschmidt's employment agreement provides that he is entitled to 2.0 times his annual base salary (which was $675,000 for 201e) and 2.0 times his annual performance-based cash bonus at the target level (which was $911,250 in 2013) in effect on the day of termination in the event of a termination not for cause or for good reason within 24 months of a Change in Control.

(3)
Mr. Peterschmidt's Employment Agreement provides that, in the event of his termination of employment not for cause as of an assumed termination date of December 31, 2013 (whether following a Change in Control or otherwise), all of his unvested equity awards shall vest, including 100% of unvested portion of the initial inducement equity grant that he received upon his employment as our President and CEO. His Employment Agreement provides that in the event of Death or Disability, his unvested equity awards shall vest under the same terms as the vesting terms of termination of employment not for cause.

(4)
Mr. Peterschmidt's employment agreement provides that he is entitled to payment of health insurance premiums for 24 months following termination of his employment in the event of a termination not for cause or for good reason, and is entitled to payment of health insurance premiums for 18 months following termination of his employment not for cause of for good reason within 24 months of a Change in Control. We have assumed a 12-month 2013 COBRA benefit for Mr. Peterschmidt of $12,240.

(5)
Mr. Fogel's employment agreement provides that he is entitled to 9 months of his annual base salary and annual cash incentive award at the target level in effect on the day of termination in the event of a termination not for cause. In the event of a termination related to a Change of Control, his employment agreement provides that he is entitled to 1.25 times his annual base salary and annual cash incentive award at the target level in effect on the day of termination.

(6)
Messrs. Fogel and Douglas are entitled to vesting of their unvested equity scheduled to vest within the six months following a termination not for cause and in the event of a change of control all unvested equity shall vest. Their employment agreements also provide that they are entitled to payment of health insurance premiums for 12 months following termination not for cause or in the event of a change of control. We have assumed a 12-month 2013 COBRA benefit of $19,596 for Mr. Fogel and Mr. Douglas.

(7)
Mr. Douglas' employment agreement provides that he is entitled to 12 months of his annual base salary and annual cash incentive award at the target level in effect on the day of termination in the event of a termination not for cause. In the event of a termination related to a Change of Control, his employment agreement provides that he is entitled to 1.25 times his annual base salary and annual cash incentive award at the target level in effect on the day of termination.

(8)
Mr. Lehman served as the interim CFO of the Company pursuant to an employment agreement that did not provide for any payments upon severance or Change in Control. See the description of Mr. Lehman's employment agreement above for additional details.

(9)
Mr. Pumilia resigned from the Company during fiscal 2013 and entered into a severance agreement with the Company that superseded the severance terms contained in his employment agreement. See Footnote 10 to the "Summary Compensation Table," and the description of Mr. Pumilia's severance agreement above for additional details.

(10)
Mr. Genovese's employment with the Company ended on January 16, 2014 pursuant to a mutual release agreement entered into by the Company and Mr. Genovese, which agreement superseded the terms of Mr. Genovese's employment agreement that was in effect as of December 31, 2013. See the summary description of Mr. Genovese's mutual release agreement above for additional details.

      2014 Proxy Statement    53

Other Compensation Policies

Officer Stock Ownership Policy.    On January 1, 2014 we expanded our stock ownership policy to apply not only to our directors but also to certain of our executive officers, specifically our CEO, CFO and, when applicable, our COO. Each of these executive officers is required to hold equity in the Company equal to three times that officer's annual salary. The total value of an executive officer's equity holdings includes all shares of common stock owned by the executive officer, plus 50% of the value of all unvested equity awards held by the executive officer. Our current CEO and CFO have five years from January 1, 2014 to meet this threshold, and any newly appointed CEO, CFO or COO will have five years from the date of his or her initial appointment to meet this stock ownership requirement.

Equity Grant Policy

We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. As a matter of practice and informal policy, however, the Compensation Committee generally grants equity awards during periods considered to be our "open trading windows" (that is, the periods beginning 24 hours following our earnings release and ending one month 14 calendar days prior to the end of the fiscal quarter). In addition, any options to purchase shares of our common stock are required to be granted with an exercise price at least equal to the closing price of our common stock for the most recent trading day prior to the date of grant.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated on the achievement of financial results that were subsequently the subject of a financial restatement. Under the oversight and approval of our Compensation Committee, we intend to adopt a general compensation recovery ("clawback") policy once the SEC adopts final rules implementing such requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Against Hedging and Pledging

Our Insider Trading Policy includes an express prohibition against trading derivatives based on our securities, hedging any investment in our equity securities, or pledging our equity securities by members of our Board of Directors, executive officers, or other employees designated as "insiders." We believe this policy is another means of preserving the ongoing alignment between our business leaders and our shareholders.

Tax and Accounting Considerations

The Compensation Committee takes certain tax and accounting requirements into consideration in designing and administering our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to a publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its three other most highly-compensated executive officers (other than its chief financial officer). Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as "performance-based compensation" within the meaning of the Internal Revenue Code. For example, the compensation income realized upon the exercise of an option to purchase shares of our common stock granted under a shareholder-approved stock option plan generally will be deductible so long as the option was granted by a committee whose members are outside directors and certain other conditions are satisfied.

To the extent consistent with our overall compensation philosophy and practices, we intend to seek to qualify the variable compensation paid to our executive officers for the "performance-based compensation" exemption from the deduction limit. As such, in approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including

      2014 Proxy Statement    54

the potential impact of the Section 162(m) deduction limit. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code requires that amounts that qualify as "non-qualified deferred compensation" satisfy certain requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of "Parachute" Payments

Sections 280G and 4999 of the Internal Revenue Code provide that certain executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. The employment agreements with our executive officers provide that, if the payments to the executive officer would cause him or her to become subject to the excise tax imposed under Section 4999 (or any similar federal, state, or local tax), we will reduce the change in control payments or benefits to the extent necessary to avoid the application of the excise tax if, as a result of such reduction, the net benefit payable to the executive officer as so reduced (after payment of applicable income taxes) exceeds the net benefit to him or her of the change in control payment or benefits without such reduction (after payment of applicable income taxes and excise taxes).

Accounting for Stock-Based Compensation

The Compensation Committee considers accounting requirements in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award's requisite service period, which generally will correspond to the award's vesting schedule. The full grant date fair value of equity awards is reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Compensation Risk Assessment

The Company monitors the compensation-related risks associated with its compensation programs on an ongoing basis. We believe that these programs, as well as our compensation policies and practices, are not reasonably likely to present material risk to the Company.

Compensation Committee Interlocks and Insider Participation

During 2013, none of the members of our Compensation Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Board or the Compensation Committee. Accordingly, our Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

      2014 Proxy Statement    55

Report of the Compensation Committee

April 25, 2014

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2014 Annual Meeting of Shareholders and incorporated by reference in the 2013 Annual Report on Form 10-K.

Submitted by the Members of the Compensation Committee:

    Stephen S. Kurtz, Chairman
    Jean-Francois Heitz
    Michael Boustridge
    James C. Spira

      2014 Proxy Statement    56

Part 7—Independent Registered Public Accounting Firm

Auditor Fees and Services

The following table presents fees for professional services rendered by Ernst & Young LLP during fiscal 2012 and 2013.

	2012 ($)	2013 ($)
Audit Fees	1,903,639	2,004,027
Audit-Related Fees	77,500	179,510
Tax Fees	222,614	92,823
All Other Fees	—	—

Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for audit of our annual financial statements included in our Annual Reports on Form 10-K, review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, statutory audits required internationally, consents and accounting consultations, and such other services that generally only our independent registered public accounting firm can provide.

Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for employee benefit plan audits and certain attestation services not required by statute traditionally performed by independent registered public accounting firms.

Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions, and dispositions or other technical advice.

All Other Fees.    The aggregate fees incurred in each of the last two fiscal years for products and services provided by E&Y, other than the services reported above. In each of the last two fiscal years, no fees were billed for services other than audit, audit-related, or tax services.

Independence of Our Registered Public Accounting Firm

The Audit Committee has considered the issue of the independence of our registered public accounting firm and concluded that the provision of services by E&Y in 2013 is consistent with maintaining the registered public accounting firm's independence.

Audit Committee Pre-Approval Policy

The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) that include criteria for considering whether the provision of the services would be compatible with maintaining the independence of our independent registered public accounting firm and a process by which the Chairman of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services by the full Audit Committee. The Audit Committee pre-approved all audit and non-audit services in 2013.

      2014 Proxy Statement    57

Report of the Audit Committee

The following report of the Audit Committee does not constitute "soliciting material" and shall not be deemed filed or incorporated by reference into any other filing by Ciber, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

April 25, 2014

The Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the Board of Directors have established, and reviewing the overall audit process. The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, and oversight of the independent registered public accounting firm and has:

  •
  reviewed and discussed the 2013 audited financial statements separately and jointly with management and with Ernst & Young LLP, our independent registered public accounting firm;

  •
  provided oversight and advice to management with respect to the documentation, testing, and evaluation of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, received periodic updates provided by management and E&Y, and reviewed a report on the effectiveness of our internal control over financial reporting;

  •
  discussed with E&Y the matters required by the Statement on Auditing Standards No. 16, "Communications with Audit Committees," as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board ("PCAOB");

  •
  received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB for independent auditor communications with the Audit Committee, as the same may be modified or supplemented, and has discussed with E&Y its independence; and

  •
  considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by E&Y are compatible with maintaining the principal accountant's independence.

Based upon this review and the discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in our 2013 Annual Report on Form 10-K and that this report be included in the proxy statement for our 2014 Annual Meeting of Shareholders.

Submitted by the Members of the Audit Committee:

    Jean-Francois Heitz, Chairman
    Paul A. Jacobs
    Stephen S. Kurtz
    Kurt J. Lauk
    Bobby G. Stevenson

      2014 Proxy Statement    58

Part 8—Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons who beneficially own greater than 10% of a registered class of our equity securities file initial reports of ownership and changes in ownership of such securities with us and the SEC. Based solely upon our review of copies of the Section 16(a) reports and the written representations we have received from our reporting persons, we believe that during the year ended December 31, 2013, all of our directors, executive officers, and greater than 10% beneficial owners were in compliance with Section 16(a) reporting requirements.

Electronic Availability of Meeting Information

Available Information.    This proxy statement has been distributed with a copy of the Ciber, Inc. Annual Report on Form 10-K for the year ended December 31, 2013, as part of our 2014 Annual Report. If you wish to access an electronic version of this proxy statement or our 2013 Annual Report on Form 10-K please go to our website at www.ciber.com under "Financials."

On our website you will also find copies of our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to such reports filed or furnished by the Company. Our website also provides current corporate governance documents such as the Audit, Compensation, and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics, and other useful information about Ciber.

Request Email Delivery of Your 2014 Proxy Materials.    You can enjoy the benefits and convenience of electronic delivery of the proxy statement and online proxy voting. To learn about the service and to enroll for online delivery, please log on to www.ciber.com and select "Investor Relations," which will take you to Ciber's Investor Relations web page. Use the contact information provided under "Contact Investor Relations" to begin the enrollment process.

Proposals for the 2015 Annual Meeting

Shareholders may submit proposals on matters appropriate for shareholder action at our Annual Meeting of Shareholders. To have your proposal included in our proxy statement and to properly bring your proposal before the 2015 Annual Meeting of Shareholders, the Corporate Secretary of Ciber must receive your proposal at the address provided below by no later than December 26, 2014. In addition, all proposals must comply with our bylaws as well as Rule 14a-8 under the Securities Exchange Act of 1934 which provides the requirements for including a shareholder proposal in company-sponsored proxy materials. Shareholders will be furnished a copy of our bylaws, without charge, upon written request to the Corporate Secretary. If we determine that a proposal or nominee does not meet these requirements, we reserve the right to deem it ineligible for inclusion in our proxy statement or for presentation to our shareholders at the next annual meeting.

Please address all shareholder proposals to:

    Ciber, Inc.
    Attention: Corporate Secretary
    6363 South Fiddler's Green Circle, Suite 1400
    Greenwood Village, Colorado 80111

If any shareholder intends to present a proposal or nominee director at the 2015 Annual Meeting of Shareholders, but does not intend to include the proposal in our proxy statement or form of proxy, then the proposal or nomination must meet additional requirements. As provided in our bylaws, shareholders may submit proposals and make nominations for the election of directors only if written notice of the shareholder's intent to make such a nomination or nominations has been received by our Corporate Secretary no later than the close of

      2014 Proxy Statement    59

business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the commencement of the preceding year's annual meeting. Accordingly, any proposals or nominees for the 2015 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than February 4, 2015, and no later than March 6, 2015.

With respect to a proposal or nomination, a shareholder's notice to our Corporate Secretary must include:

  (i)
  as to each person whom the shareholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person (present and for the past five years); (C) the class or series and number of shares of our capital stock which are owned beneficially and of record by such person; (D) a questionnaire (provided by us to the shareholder upon request) completed by the nominee that, among other things, inquiries into such person's independence; (E) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (F) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in such case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

  (ii)
  as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf each proposal or nomination is made: (A) the name and record address of such shareholder, as they appear on the Company's books, and of such beneficial owner, if any, on whose behalf a proposal or nomination is made; (B) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, if any, as well as whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or any such beneficial owner with respect to any share of stock of the Company; (C) a complete and accurate description of any agreement, arrangement, or understanding between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any other person or persons in connection with such nomination or proposal and the name and address of any other person or persons known to the shareholder or such beneficial owner to support such nomination or proposal; (D) a complete and accurate description of any option, warrant, convertible security, or a settlement payment or mechanism at a price related to any class or series of capital stock of the Company, whether or not settled in cash or in securities of the Company, directly or indirectly owned by such shareholder or beneficial owner or such affiliate or associate; (E) a complete and accurate description of any agreement, arrangement or understanding (including without limitation any short positions, profits interests, hedging transactions, borrowed or loaned shares) that has been entered into or made as of the date of the shareholder's notice by, or on behalf of, such shareholder and such beneficial owner or such affiliate or associate, if any, the effect or intent of which is to mitigate loss to or manage risk of stock prices changes for, or to increase the voting power of, such shareholder or beneficial owner with respect to shares of capital stock of the Company; (F) a description of all arrangements or understandings, including, without limitation, between such shareholder and beneficial owner or such affiliate or associate, if any, and each proposed nominee and any other person or persons; (G) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (H) a representation whether such shareholder or such beneficial owner or such affiliate or associate, if any, or associates, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee or pass the proposal and/or (ii) otherwise to solicit

      2014 Proxy Statement    60

  proxies from shareholders in support of such proposal nomination; (I) any other information relating to such person that would be required to be disclosed or other filings required to be made in connection with a solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (J) a representation that the shareholder will update the information set forth in clauses (A) through (E) above as of the record date for the meeting by delivery of written notice to the Company promptly following the later of the record date or public announcement of the record date.

Notwithstanding anything in the bylaws to the contrary:

  (i)
  No person shall be eligible for election by the shareholders as a director of the Company unless nominated in accordance with the procedures set forth in the bylaws. The presiding officer at a meeting may, if the facts warrant, determine and declare to the meeting that the nomination was defective and not properly brought before the meeting in accordance with the provisions of the bylaws, and if that officer should so determine, he or she shall declare to the meeting that such defective nomination shall be disregarded.

  (ii)
  In the event that the number of directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred days prior to the first anniversary of the commencement of the preceding year's annual meeting, a shareholder's notice required by the bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

Other Matters for the 2014 Annual Meeting

Our Board does not intend to bring any other business before the Annual Meeting and our Board is not aware of any other matters that will be presented at the Annual Meeting. In the event that any other business is properly brought before the Annual Meeting, the designated proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

      2014 Proxy Statement    61

2014 Cumulative Total Return Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among CIBER, Inc., the S&P 500 Index, and a Peer Group

    *$100 invested on 12/31/08 in stock or index, including reinvestment of dividends.
    Fiscal year ending December 31.

    Copyright©2014 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

The peer group presented in the Cumulative Total Return graph above differs from the Peer Group that we use as our competitive market reference group for compensation evaluation and determination. The Cumulative Total Return peer group consists of the following publicly-traded companies:

        Accenture PLC (NYSE: ACN)
        Cognizant Technology Solutions Corp (NASDAQ: CTSH)
        Infosys Limited (NYSE: INFY)
        Perficient Inc. (NASDAQ: PRFT)
        Sapient Corporation (NASDAQ: SAPE)
        The Hackett Group, Inc. (NASDAQ: HCKT)

      2014 Proxy Statement    62

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M75117-P52455 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except ! ! ! ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 pm Mountain Daylight Time on June 3, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CBR2014 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 9:59 pm Mountain Daylight Time on June 3, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card by 5:00 pm Mountain Daylight Time on June 3, 2014. CIBER, INC. WELLS FARGO SHAREOWNER SERVICES 161 NORTH CONCORD EXCHANGE SOUTH ST. PAUL, MN 55075 CIBER, INC. 2. Seek advisory approval of the compensation of our named executive officers. 3. Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2014. NOTE: This Proxy will be voted as directed. If no instructions are specified, this Proxy will be voted FOR ALL the director nominees and FOR Proposals 2 and 3. If any other business is presented at such meeting, this Proxy will be voted by the Proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. 01) Michael Boustridge 02) Stephen S. Kurtz 03) Kurt J. Lauk 1. Elect three (3) Class II Directors. Nominees: Vote on Directors Vote on Proposals The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement Form 10-K are available at www.proxyvote.com. M75118-P52455 CIBER, INC. 6363 South Fiddler's Green Circle, Suite 1400, Greenwood Village, Colorado 80111 The undersigned hereby appoints David C. Peterschmidt and M. Sean Radcliffe, or either of them, with full power of substitution, as attorneys-in-fact, as agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of Ciber, Inc. (the "Company"), that the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders (the "Meeting"), to be held on the Internet at www.virtualshareholdermeeting.com/CBR2014, on Wednesday, June 4, 2014 at 9:00 am Mountain Daylight Time, and at any and all adjournments or postponements thereof. Should you have an account in the Ciber 401(k) Savings Plan, this Proxy represents the number of Ciber shares allocable to that plan account, as well as, other shares registered in your name. As a "named fiduciary" under the plan for Ciber shares allocable to that plan account and shares for which no voting instructions are received, this Proxy will serve as voting instructions for Principal Trust Company, trustee for the Ciber 401(k) Plan, or its designee. The plan provides that the trustee will vote each participant's shares in accordance with the participant's instructions. If the trustee does not receive voting instructions for Ciber shares allocable to the plan account by 5:00 pm Mountain Daylight time on June 3, 2014 if voting by mail or by 9:59 pm Mountain Daylight Time on June 3, 2014 if voting by telephone or Internet, those shares, and any other Ciber shares under those plans for which no voting instructions are received, will be voted in accordance with the terms of the plan, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN YOUR PROXY BY MAIL. Continued and to be signed on reverse side